   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1997



                                                      REGISTRATION NO. 333-32889

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                POWER-ONE, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          3679                  77-0420182
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                740 CALLE PLANO
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-8741

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               STEVEN J. GOLDMAN
                                POWER-ONE, INC.
                                740 CALLE PLANO
                          CAMARILLO, CALIFORNIA 93012
                                 (805) 987-8741

  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       KENDALL R. BISHOP, ESQ.                 C. DOUGLAS BUFORD, JR., ESQ.
        O'MELVENY & MYERS LLP                   WRIGHT, LINDSEY & JENNINGS
 1999 AVENUE OF THE STARS, SUITE 700             200 WEST CAPITOL AVENUE
  LOS ANGELES, CALIFORNIA 90067-6035           LITTLE ROCK, ARKANSAS 72201
            (310) 553-6700                            (501) 212-1239

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 1997

PROSPECTUS

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

    All of the shares of Common Stock, par value $0.001 per share (the "Common Stock"), offered hereby are being sold by Power-One, Inc. (the "Company" or "Power-One") through the Underwriters named herein (the "Offering").

    Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.


    The Company has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "PWER."


    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                                       DISCOUNTS AND           PROCEEDS TO
                                               PRICE TO PUBLIC        COMMISSIONS(1)           COMPANY(2)
Per Share.................................            $                      $                      $
Total(3)..................................            $                      $                      $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting expenses of the Offering payable by the Company estimated at $1,000,000.

(3) The Company has granted to the several Underwriters a 30-day option to purchase up to an additional 750,000 shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $         , $         and $         , respectively.

                            ------------------------

    The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about
           , 1997.

STEPHENS INC.  ROBERTSON, STEPHENS & COMPANY  MONTGOMERY SECURITIES

               The date of this Prospectus is            , 1997.

THE INSIDE FRONT      The following titles with the following pictures and captions under
COVER                 them are on the inside front cover:

TOP MARGIN            "POWERING CUSTOMERS' TECHNOLOGIES"

UPPER LEFT            COMMUNICATIONS
                      Two pictures are under this title. The first picture is an isle in a telecommunications equipment room. In the foreground is a circuit board extended out from an equipment rack. In the background is a technician, in a kneeling position, testing another circuit board.
                      The second picture is of a row of microwave antennas. The caption is "Powering network and telecommunications systems to transmit data throughout the world."

MIDDLE LEFT           SEMICONDUCTOR TEST EQUIPMENT
                      The picture under this title is a close-up of a semiconductor device being handled with tweezers under an inspection lamp. The caption is "Powering automation equipment that tests semiconductor circuitry."

BOTTOM LEFT           INDUSTRIAL/INSTRUMENTATION
                      Two pictures are under this title. The first picture is of the inside of a flight simulator showing a hand on a control stick and the flight simulator display screens which have three airplanes on them. The second picture is of a hand pushing a button on a control panel. The caption is "powering flight simulators."

UPPER RIGHT           Power-One logo and name

MIDDLE RIGHT          MEDICAL
                      A picture of a nurse holding a probe on a patient's neck with the caption "Powering medical diagnostic equipment."

LOWER RIGHT           COMPUTERS/PERIPHERALS
                      A picture of a man working at a computer terminal with a futuristic car on the computer screen. The caption is "Powering workstations for graphics manipulation."

THE INSIDE BACK       The top of the page has a Power-One logo in the Upper Right corner
COVER                 and a title stating:

                                   "POWERING TECHNOLOGY ONE TO 4,000 WATTS"

                      Below the title is a picture with two groups of Power-One products.
                      The first group of products has the caption "AC/DC, switchers and linears". The second group of products has the caption "DC/DC, over
                      80 models."

                      The bottom of the page has the Power-One logo.



    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING TRANSACTIONS EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED (II) THE COMPANY'S RECAPITALIZATION, AS SET FORTH UNDER "RECAPITALIZATION," HAS BEEN COMPLETED AND (III) THE INITIAL PUBLIC OFFERING PRICE WILL BE $12.00 PER SHARE OF THE COMMON STOCK OF THE COMPANY, THE MIDPOINT OF THE OFFERING PRICE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO THE COMPANY OR POWER-ONE REFER COLLECTIVELY TO POWER-ONE, INC., ITS WHOLLY-OWNED SUBSIDIARIES POWER-ELECTRONICS, INC. ("P-E") AND PODER UNO DE MEXICO, S.A. DE C.V. ("PODER UNO"), AND THE COMPANY'S PREDECESSORS. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."



    Power-One is a leading designer and manufacturer of power supplies for electronic equipment manufacturers in the United States. The Company manufactures a broad line of more than 700 high-quality brand name products that it sells to both distributors and OEMs who place a premium on quality, reliability and service. The Company's products are sold to an installed base of more than 10,000 end-users in the communications, automatic test equipment, medical equipment, industrial and other electronic equipment industries. Power-One's customers include OEMs which are industry leaders such as Cisco Systems, General Electric, Hewlett-Packard, Siemens, Teradyne and Texas Instruments. The Company is also a leading provider of power supplies to electronic distribution customers in the U.S., including Capstone (Arrow), Kent Electronics, Pioneer Standard Electronics and Sterling Electronics.



    Power supplies perform many essential functions relating to the supply, regulation and distribution of electrical power within electronic equipment. Virtually every electronic device that plugs into an AC wall socket requires some type of AC/DC power supply. The Company's power supplies encompass both standard and modified standard products, as well as a unique modular high-power product line. Standard power supplies are not typically industry-wide standards; rather, they are power supplies that a company manufactures as its standard catalog products that can be used for many different applications. Unlike some technology products, power supplies, whether standard, modified standard or custom, can be difficult to match exactly or replace with products manufactured by another supplier without considerable investment. Modified standard products are the Company's standard products that have been slightly altered to meet a customer's needs. Power-One's unique modular designs have allowed it to create more than 1,400 configurations of high-power supplies with custom-like features that meet its customers' diverse requirements. In contrast to custom products, Power-One's standard and modular designs reduce time-to-market and minimize costs for new product introductions.



    According to Micro-Tech Consultants, the worldwide market for switching power supplies in 1995 (the latest year for which information is available) was estimated to be over $15.0 billion, with the U.S. accounting for approximately $6.0 billion. The U.S. switching power supply industry grew at a compound annual rate of 11.6% from 1993 to 1995, and is anticipated to grow at a compound annual rate of 10.1% from 1995 to 2000. Switching power supplies accounted for approximately 74% of the Company's 1996 net sales; linear power supplies accounted for the remainder. The Company is benefiting from the proliferation of electronic products and services, from the increasing demand for electronic equipment and from the shorter product life cycles brought about by today's changing technology. Power-One's net sales increased to $74.2 million in 1996 from $47.0 million in 1992. For this same period, income from operations increased to $8.0 million from $2.0 million.


    OEMs increasingly must meet shorter time-to-market demands and greater performance pressures if they are to compete successfully. In an effort to do so, OEMs are moving toward flexible, scaleable, low-cost sub-systems and components that facilitate their goals of rapid and cost-effective product development and introduction. These increasing performance demands on OEMs translate into several significant trends in the power supply industry, including (i) consolidation of supplier base; (ii) shift in customer preference from custom to standard and modified standard products; and (iii) increased outsourcing by captive power supply manufacturers.


    Power-One's business strategy is to power its customers' technologies by offering one of the broadest ranges of standard and modified standard power supplies available from any manufacturer. Power-One's broad line of standard, modified standard and unique modular products permit the Company to capitalize on its customers' desire to reduce their supplier base to include only vendors that can meet diverse product and service requirements. Moreover, this strategic approach allows the Company to quickly and reliably meet its customers' power supply demands in less time, and generally at a lower cost, than manufacturers who provide custom products. This, in turn, allows the Company's customers to get their new products to market more rapidly. Key elements of the Company's strategy are to (i) further expand its standard product line; (ii) target its primary market of small and medium-volume purchasers; (iii) expand relationships with key OEMs; (iv) leverage relationships with distributors; and (v) pursue external growth opportunities.

    The Company was incorporated in Delaware in January 1996. The principal executive offices of the Company are located at 740 Calle Plano, Camarillo, California 93012, and its telephone number is (805) 987-8741.

                                  THE OFFERING


Common Stock offered........................................  5,000,000 shares

Common Stock to be outstanding after the Offering(1)(2).....  16,490,653 shares

Use of proceeds.............................................  Repay all bank indebtedness, payment of amounts owed to
                                                              certain officers and general
                                                              corporate purposes, including
                                                              possible acquisitions. See
                                                              "Use of Proceeds."

Proposed Nasdaq National Market symbol......................  PWER


------------------------------


(1) Excludes 499,750 shares of Common Stock subject to outstanding stock options at a weighted average exercise price of $1.05 per share, 80,000 shares subject to options to be granted to Non-Employee Directors at the initial public offering price upon effectiveness of the Company's Registration Statement (the "Registration Statement") and 420,250 additional shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. See "Management--Executive Compensation" and "--Stock Option Plan."



(2) Excludes an additional 392 shares per day from June 30, 1997 to the date of the consummation of the Offering as a result of the accrual of dividends on the Company's Redeemable Preferred Stock and the accrual of interest on certain amounts owed to executive officers, all of which will be exchanged for Common Stock. See "Recapitalization."

                      SUMMARY FINANCIAL AND OPERATING DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following summary financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, the notes thereto and other financial and statistical information included elsewhere in this Prospectus.



                                    PREDECESSOR COMPANY(1)(2)                                 COMPANY(1)
                          ----------------------------------------------  --------------------------------------------------
                                                            NINE MONTHS   THREE MONTHS                    SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,          ENDED          ENDED       YEAR ENDED          JUNE 30,
                          -------------------------------  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,   --------------------
                            1992       1993       1994         1995           1995           1996         1996       1997
                          ---------  ---------  ---------  -------------  -------------  -------------  ---------  ---------
STATEMENT OF OPERATIONS
  DATA:
  Net sales.............  $  46,997  $  50,846  $  55,702    $  52,732      $  20,670      $  74,210    $  40,743  $  40,173
  Gross profit..........     15,406     16,768     19,951       21,207          6,322         28,905       16,034     15,825
  Income from
    operations..........      2,012      2,553      5,159        7,863            903          8,002        4,692      5,395
  Pro forma net
    income(3)...........      1,345      2,034      3,359        4,635            (38)         2,869        2,048      2,568
                          ---------  ---------  ---------  -------------  -------------  -------------  ---------  ---------
                          ---------  ---------  ---------  -------------  -------------  -------------  ---------  ---------
  Pro forma net income
    per share(4)........                                                                   $    0.24               $    0.22
                                                                                         -------------             ---------
                                                                                         -------------             ---------
  Pro forma weighted
    average shares
    outstanding(4)......                                                                      11,875                  11,947

SELECTED OPERATING DATA:
  Gross margin..........       32.8%      33.0%      35.8%        40.2%          30.6%          39.0%        39.4%      39.4%
  EBITDA(5).............  $   2,830  $   3,368  $   5,957    $   8,564      $   1,718      $  12,215    $   6,582  $   7,455
  Cash flows from:
    Operating
      activities........      2,755      1,738      4,049        6,420         (2,152)         4,249        1,943      1,682
    Investing
      activities........       (359)      (785)    (1,663)      (1,945)       (49,840)        (3,457)      (2,080)      (940)
    Financing
      activites.........     (1,107)      (476)      (620)        (688)        55,743         (2,859)         106       (374)



                                                                                      AT JUNE 30, 1997
                                                                         -------------------------------------------
                                                                                                     PRO FORMA AS
                                                                          ACTUAL    PRO FORMA(4)    ADJUSTED(4)(6)
                                                                         ---------  -------------  -----------------

BALANCE SHEET DATA:
  Working capital......................................................  $  11,343    $  11,343        $  36,428
  Total assets.........................................................     76,939       76,939           87,924
  Total debt...........................................................     45,237       44,480              662
  Redeemable preferred stock...........................................     17,122          232               --
  Total stockholders' equity...........................................      2,852       20,499           75,534


------------------------------

(1) The Company's and the Predecessor Company's fiscal year is the 52- or 53-week period ending on the Sunday nearest to December 31, and its fiscal quarters are the 13- or 14-week periods ending on the Sunday nearest to March 31, June 30, September 30 and December 31. For clarity of presentation throughout this Prospectus, the Company has described year-ends presented as if the year ended on December 31 and quarter-ends presented as if the quarters ended on March 31, June 30, September 30 and December 31. As such, the years ended December 31, 1993 through 1996 represent 52-week years, while the year ended December 31, 1992 represents a 53-week year.

(2) Effective September 27, 1995, the Company acquired substantially all of the assets and liabilities of Power-One, Inc., a California corporation, and the outstanding capital stock of P-E and Poder Uno (collectively, the "Predecessor Company"). For financial reporting purposes, this acquisition has been treated as if it were effective on October 1, 1995, the beginning of the Company's fourth quarter. See Note 1 of Notes to Consolidated Financial Statements.

(3) Pro forma information reflects the provision for U.S. federal and state income taxes as if the Company and the Predecessor Company had been subject to federal and state income taxation as a C corporation, prior to January 29, 1996, the date the Company converted from a limited liability company to a C corporation. Prior to January 29, 1996, net income of the Company and the Predecessor Company flowed through to their stockholders/members. For presentation purposes, federal and state income taxes have not been provided on earnings of P-E as there is no intention to remit these earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Income Tax Matters."


(4) Gives effect to the exchange of (i) 14,950,848 shares of the Redeemable Preferred Stock of the Company and accrued dividends thereon with a liquidation value of $17,131,180, and (ii) $756,648 owed to the executive officers, all at an assumed public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, into 1,490,653 shares of Common Stock which is intended to occur upon the closing of the Offering. Pursuant to applicable rules, pro forma net income per share and weighted average shares outstanding information is presented only for the most recent fiscal year and interim period. See Note 2 of Notes to Consolidated Financial Statements.


(5) EBITDA, which the Company calculates as income from operations before depreciation, amortization and compensation charges for stock option plans, is a supplemental financial measurement used by the Company in the evaluation of its business and by many analysts in the Company's industry. However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with generally accepted accounting principles appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(6) Adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered hereby at $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON ELECTRONIC EQUIPMENT INDUSTRIES

    Many of Power-One's existing customers are in the electronic equipment industries and produce products that are subject to rapid technological change, obsolescence and large fluctuations in product demand. These industries are characterized by intense competition and end-user demand for increased product performance at lower prices. Power-One's customers make similar demands on their suppliers, including the Company. There can be no assurance that the Company will properly assess developments in the electronic equipment industries and identify product groups and customers with the potential for continued and future growth. Factors affecting the electronic equipment industries, in general, or any of the Company's major customers or their products, in particular, could have a material adverse effect on the Company's financial statements. See "Business--Customers."

RELIANCE ON MAJOR CUSTOMERS


    During 1996 and the first six months of 1997, the Company's top three customers for each period, consisting of two distributors and one OEM in 1996 and one distributor and two OEMs in 1997, accounted for approximately 30% and 35%, respectively, of the Company's net sales. The loss of any of the Company's major customers could have a material adverse effect on the Company's financial statements. The Company's customers are not contractually obligated to utilize the Company's products or services. There can be no assurance that a customer will not transfer, reduce the volume of, or cancel a power supply order, each of which could adversely affect the Company's financial statements. In addition, there is a risk that a distributor could cease distributing the Company's products, either because it no longer desires to distribute the Company's products or because the distributor merges with another company that distributes competing products. In the summer of 1997, one of the Company's primary distributors, who accounted for 5.6% of the Company's total sales in 1996, merged with another distributor. As a result, the distributor no longer carries the Company's products. While the Company believes, based on its discussions with various distributors and other customers, that most of the major end-users who previously purchased the Company's products from this distributor will continue to purchase such products through other distributors or directly from the Company, there is no assurance that such a termination in the future will not cause a loss of sales which could have a material adverse effect on the Company's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."


FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's quarterly results of operations have fluctuated in the past and may continue to fluctuate in the future. Variations in volume production orders and in the mix of products sold by the Company have significantly affected net sales and gross profit. Operating results generally may also be affected by other factors, including the receipt and shipment of large orders, plant utilization, product mix, manufacturing process yields, the timing of expenditures in anticipation of future sales, raw material availability and pricing, product and price competition, the length of sales cycles and economic conditions in the electronics industry. Many of these factors are outside the control of the Company.

    The Company does not obtain long term purchase orders or commitments from its customers, and a substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. Sales for future quarters may be difficult to predict. The Company relies on its estimates of anticipated future volumes when making commitments regarding the level of business that it will seek and accept, the mix of products that it intends to manufacture, the timing of production schedules and the levels and utilization of personnel, inventory and other resources. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. At any time, a significant portion of the Company's backlog may be subject to cancellation or postponement without penalty. The Company cannot ensure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, as well as reductions or delays in orders by a customer or group of customers, could materially adversely affect the Company's financial statements. The Company's expense levels are relatively fixed and are based, in part, on expectations of future revenues. Consequently, if revenue levels are below expectations, the Company's financial statements could be materially adversely affected. Additionally, if the Company increases its percentage of high-volume business, the Company's gross margin will decrease since high-volume power supply sales typically have a lower gross margin than small to medium-volume sales. High-volume orders, especially custom orders, if cancelled, may substantially increase the risk of inventory obsolescence, write-offs due to excess manufacturing capacity and collection problems. Due to all of the foregoing factors, in some future quarter or quarters the Company's operating results may be below the expectations of securities analysts and investors and the Company's gross margins may decrease. In such event, the price of the Company's Common Stock could likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The design, manufacture and sale of power supplies is highly competitive. Power-One's competition includes numerous companies located throughout the world, some of which have advantages over the Company in terms of labor and component costs and technology. Certain of the Company's competitors have substantially greater resources and geographic presence than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants. Power-One also faces competition from current and prospective customers that may design and manufacture their own power supplies. There can be no assurance that the Company will be able to compete favorably on the basis of value by offering superior customer service and design engineering services, continuously improving quality and reliability levels, and offering flexible, reliable delivery schedules, and a competitive price. In times of an economic downturn, or when dealing with high-volume orders, price becomes an increasingly important competitive factor, which could cause the Company to reduce price levels on its products and thereby adversely affect the Company's financial statements. There can be no assurance that the Company will continue to be able to compete successfully against current or future competitors in the market. See "Business--Competition."

DEPENDENCE ON INTERNATIONAL OPERATIONS


    The Company has manufacturing operations outside of the U.S. that are subject to certain inherent risks, including tariffs, quotas, taxes and other market barriers, political and economic instability including work stoppages or strikes, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations. In addition, while the Company transacts business predominantly in U.S. dollars and most of its revenues are collected in U.S. dollars, a substantial portion of the Company's labor costs are denominated in other currencies such as the Mexican peso and the Dominican Republic peso and a portion of the Company's material costs are denominated in Asian and European currencies. Fluctuations in the value of the U.S. dollar relative to foreign currencies will affect the Company's cost of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on the Company's financial statements cannot be accurately predicted. Historically, the Company has not actively engaged in substantial exchange rate hedging activities.

IMPACT OF LOSS OF PUERTO RICAN TAX EXEMPTIONS


    The Puerto Rican government has granted the Company's wholly owned Puerto Rican subsidiary, P-E, a 90% partial tax exemption from income and property taxes, and a 60% exemption on municipal license taxes. These exemptions are valid through 2010. The Company does not provide for U.S. federal and state income taxes that would be paid on earnings of its Puerto Rico operation if remitted to the U.S., as there is no intention to remit these earnings. At June 30, 1997 accumulated unremitted earnings totaled approximately $3.6 million for the Puerto Rico operation. In the event the Company repatriates any of these funds into the U.S., the Company may have to pay U.S. federal and state taxes on such funds at the normal rates. There can be no assurance that the Company will not bring funds into the U.S. in the future. Should the Company fail to meet any of the requirements under these tax exemptions (which are not significant and with which the Company is in compliance) or if these tax exemptions are revoked or terminated prior to their expiration, the increased income tax expense could have a material adverse effect upon the Company's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


SUPPLIER DEPENDENCE

    The Company is dependent on its suppliers for timely shipments of components and typically uses a primary source of supply for each component used in its products. Establishing alternate sources of supply, if needed, could take a significant period of time which might result in supply shortages for the Company. In some cases components are sourced from only one manufacturer and an interruption in supply could materially adversely affect the Company. Any shortages of particular components may adversely affect the Company's business by increasing product delivery times, increasing costs associated with manufacturing, and reducing gross margins. Additionally, such shortages could cause a substantial loss of business due to shipment delays. Any significant shortages or price increases of such components could have a material adverse effect on the Company's financial statements. The electronic equipment industry is currently, and for the past few years has been, experiencing significant growth. If this industry continues to grow, it is foreseeable that a shortage of components and a resulting increase in the price of the components may occur which could have a material adverse effect on the Company's financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Suppliers."

TECHNOLOGICAL CHANGE

    The Company's products are subject to technological change as improvements to power supply designs are continually taking place. If the Company does not adequately anticipate significant technological advances or develop and market product enhancements or new products that respond to any significant technological change in a timely manner, the Company's financial statements could be materially adversely affected. There can be no assurance that the Company's research and development efforts will result in commercially successful new technology and products in the future. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule, and there can be no assurance that any such new products will be accepted by the Company's customers. See "Business--Customers."

ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL

    The success of the Company depends to a significant degree on the efforts of the Company's senior management, especially its Chief Executive Officer, Chief Financial Officer and other executive officers. The Company's operations may be adversely affected if one or more members of senior management cease to be active in the Company. The Company's ability to maintain and enhance product and manufacturing technologies and to manage any future growth will also depend on its success in attracting and retaining personnel with highly technical skills, and the competition for such qualified technical personnel is intense due to the relatively limited number of power supply engineers worldwide. There can be no assurance that the Company will be able to attract and retain qualified management or other highly technical personnel. See "Management."

RISKS RELATING TO GROWTH

    The Company's growth, through acquisition or otherwise, may require additional personnel at all levels of the Company, including highly technical personnel and management, and there can be no assurance that the Company will be able to attract and retain such individuals. Moreover, the Company's ability to make successful acquisitions is dependent on numerous factors including the Company's ability to identify acceptable acquisition opportunities, obtain adequate financing on terms acceptable to the Company, consummate acquisitions and successfully integrate new businesses into the Company. The Company may incur additional indebtedness in connection with a future business acquisition, and the incurrence of substantial amounts of debt in connection with such acquisitions could increase the risk of the Company's operations. If the Company's cash flow and existing working capital are not sufficient to fund its general working capital requirements or to service its indebtedness, the Company would have to raise additional funds through the sale of its equity securities, the refinancing of all or part of its indebtedness or the sale of assets or subsidiaries. There can be no assurance that any of these alternatives to raise additional funds would be available in amounts sufficient for the Company to meet its obligations. The Company has not completed any acquisitions, and there can be no assurance that the Company will be successful in making future acquisitions. Failure to effectively integrate acquired businesses into the Company could adversely affect the Company's financial statements. See "Business--Business Strategy."

MANUFACTURING CAPACITY


    The Company believes its long-term competitive position depends in part on its ability to increase manufacturing capacity and there can be no assurance that the Company will be able to acquire sufficient capacity or successfully integrate and manage such additional facilities. The Company is currently utilizing approximately 85% of its manufacturing capacity and expects that, if it constructs a new facility in Mexico as anticipated, its present operations would utilize approximately 65% of its manufacturing capacity. Increasing manufacturing capacity may require substantial additional capital, and there can be no assurance that such capital will be available. In addition, the Company's expansion of its manufacturing capacity has increased and may continue to increase its fixed costs, and the future profitability and gross margins of the Company will partially depend on its ability to utilize its manufacturing capacity in an effective manner. The failure to obtain sufficient capacity or to successfully integrate and manage additional manufacturing facilities could adversely impact the Company's relationships with its customers and suppliers and materially adversely affect the Company's financial statements. The Company has large manufacturing facilities in various locations, and a natural disaster in any such area that results in an interruption of manufacturing could have a material adverse effect on the Company's financial statements. Additionally, if the Company is unable to successfully renew any of its leases, it could be forced to relocate; any delay in relocating may result in an interruption of manufacturing which could have a material adverse effect on the Company's financial statements. See "Business--Manufacturing" and "--Facilities."


INFORMATION TECHNOLOGY CHANGES AND EXPANSION


    The Company has implemented two software systems to manage its operations and such systems have yet to be totally integrated. The integration of these systems is expected to be completed by the end of 1999. In the event that the implementation results in computer software or hardware problems or does not achieve the anticipated results, orders and customer deliveries could be adversely affected, which could have a material adverse impact on the Company's financial statements. See "Business--Management Information Technology."

INTELLECTUAL PROPERTY

    The Company currently relies upon a combination of patents, trademarks and trade secret laws to establish and protect its proprietary rights in its products. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the U.S. The Company has a number of patents and may apply for additional patents. There can be no assurance that patents will be issued from any applications filed by the Company or that, if patents are issued, the claims will be sufficiently broad to protect the technology developed by the Company. No assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages. The Company may have infringement claims asserted against it in the future or may need to assert an infringement claim against another company. Litigation relating to such claims could result in substantial time and money expenditures by the Company that could result in a material adverse effect on the Company's financial statements.

PRODUCT AND WARRANTY LIABILITY

    The Company's sales to certain customers entail the risk of involvement in product liability actions. Although the Company has product liability insurance coverage, there can be no assurance that current or future policy limits will be sufficient to cover all possible liabilities. Further, there can be no assurance that adequate product liability insurance will continue to be available to the Company in the future or that it can be maintained at reasonable cost to the Company. In the event of a successful product liability claim against the Company, lack or insufficiency of insurance coverage could have an adverse effect on the Company's financial statements. Additionally, the Company's standard warranty policy is to replace or repair defective products. Product warranty claims and costs associated with related recalls, if substantial, could have a material adverse effect on the Company's financial statements.

CONCENTRATION OF OWNERSHIP


    Immediately after consummation of the Offering and the other transactions to be consummated therewith, Stephens Group, Inc., its employees, affiliates and other investors introduced to the Company by them (collectively, the "Stephens Investors") will own approximately 48.6% (46.5% if the Underwriters' over-allotment option is exercised in full) of the Company's outstanding Common Stock. Accordingly, the Stephens Investors may effectively elect the entire Board of Directors of the Company (the "Board" or the "Board of Directors"), approve any action requiring stockholder approval (except as otherwise provided by law) and otherwise control its management, operations and affairs. See "Principal Stockholders."


RISKS RELATED TO GOVERNMENT REGULATIONS AND PRODUCT CERTIFICATION


    The Company's operations, like most businesses, are subject to general laws, regulations and government policies in the U.S. and abroad relating to areas such as minimum wage, employee safety and other health and welfare regulations. Additionally, the Company's product standards are certified by agencies in various countries including the U.S., Canada, Germany, and the United Kingdom. As many customers will not order uncertified products, changes in such certification standards could negatively affect the demand for the Company's products, result in the need to modify its existing products or affect the development of new products, each of which may involve substantial costs or delays in sales and could have a material adverse effect on the Company's financial statements.

ENVIRONMENTAL RISKS


    Power-One is subject to federal, state and local environmental laws and regulations (in both the U.S. and abroad) that govern the handling, transportation and discharge of materials into the environment, including into the air, water and soil. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. Should there be an environmental occurrence, incident or violation, the Company's financial results may be adversely affected. The Company could be held liable for significant damages for violation of environmental laws and could also be subject to a revocation of certain licenses or permits, thereby materially adversely affecting the Company's financial statements.


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    There has been no public market for the Common Stock prior to the Offering, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The negotiated public offering price may not be indicative of the market price for the Common Stock following the Offering. In recent years, the stock market in general and the stock prices of new public companies and many high technology companies in particular have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as variations in actual or anticipated quarterly operating results (which the Company has experienced in past years and recent quarters), changes in or failure to meet earnings estimates of securities analysts, market conditions in the industry, regulatory actions and general economic conditions may have a significant effect on the market price of the Common Stock. Following periods of volatility in the market price of a corporation's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse impact on the Company's financial statements. See "--Fluctuations in Quarterly Results."

SUBSTANTIAL AND IMMEDIATE DILUTION


    The initial public offering price is substantially higher than the tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution. See "Dilution."


EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE


    Upon consummation of the Offering, the Company will have outstanding 16,490,653 shares of Common Stock. On the date of this Prospectus, only shares offered hereby will be immediately eligible for sale in the public market. Subject to volume limitations on sales pursuant to Rule 144 under the Securities Act, and taking into account the effect of lock-up agreements binding on substantially all the Company's stockholders, 11,427,599 additional shares of Common Stock will be eligible for sale beginning 180 days after the date of this Prospectus, unless earlier released by Robertson, Stephens & Company LLC. Sales of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."


POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Effective upon the closing of the Offering, the Board of Directors of the Company will be divided into three classes. Generally, each director (other than those directors elected to fill vacancies on the Board of

Directors) will serve until the date of the third annual meeting following the annual meeting at which the director is elected and until his or her successor is elected and qualified. The Company's Certificate of Incorporation and Bylaws require that stockholders give advance notice to the Company's Secretary of any nominations of directors made or other business to be brought by stockholders at any stockholders' meeting. The Certificate of Incorporation also requires the approval of 75% of the Company's voting stock to amend certain of its provisions. The Company's Board of Directors has the authority to issue up to 30 million shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. The staggered Board provision, the issuance of Preferred Stock and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. See "Management--Directors and Executive Officers" and "Description of Capital Stock--Certain Anti-Takeover Effects."

FORWARD-LOOKING STATEMENTS

    This Prospectus contains forward-looking statements that can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth under "Risk Factors" constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                       COMPANY FORMATION AND ORGANIZATION


    Prior to September 27, 1995, Power-One, Inc., a California corporation ("Power CA"), Power-Electronics, Inc., a Puerto Rico corporation ("P-E"), and Poder Uno de Mexico, S.A. de C.V., a Mexican corporation ("Poder Uno"), were owned by a small group of investors, including management, each in similar ownership percentages, and were operated collectively by management located primarily in California. The financial statements contained in this Prospectus for periods prior to October 1, 1995 reflect the combined results and financial condition of Power CA, P-E and Poder Uno (collectively referred to for the period prior to September 30, 1995 as the "Predecessor Company"). On September 27, 1995, Power-One LLC, a Delaware limited liability company ("Power-One LLC"), acquired the assets of Power CA and the stock of P-E and Poder Uno (collectively, the "Acquisition"). The Stephens Investors acquired approximately 65% of the membership interests of Power-One LLC, with the remainder being acquired by the Company's senior management. As of February 1, 1996, Power-One LLC was reorganized (the "Reorganization") when it was merged with and into Power-Merger, Inc., a Delaware corporation, which changed its name to Power-One, Inc. Power-One was incorporated in Delaware in January 1996, and Power CA was incorporated in California in 1973.



    Power CA had elected to be taxed as an S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). No federal income tax liability was incurred by either Power CA (when it was an S corporation) or Power-One LLC, and the stockholders and members of those entities were directly subject to federal income taxes on their respective interests in the entities' taxable income. Power-One is a C corporation and following the Reorganization has paid federal and state taxes on its income. All financial statements contained in this Prospectus reflect provisions for federal and state income taxes for all periods as if Power CA had not been treated as an S corporation and Power-One LLC had not been treated as a limited liability company.


                                RECAPITALIZATION


    The Company has offered each holder of Redeemable Series A Preferred Stock (a "Holder") the option to exchange all or part of the Holder's Redeemable Series A Preferred Stock (the "Redeemable Preferred") and the Holder's accrued dividends on such Redeemable Preferred for shares of Common Stock valued at the Price to Public set forth on the cover page of this Prospectus. Except for one Holder who is holding Redeemable Preferred with a liquidation value of approximately $232,000, all of the Holders have agreed to exchange their Redeemable Preferred and the dividends accrued thereon, with a liquidation value of approximately $17.1 million, for shares of Common Stock (the "Exchange"). As a result, contemporaneous with the consummation of the Offering, 1,427,599 shares will be issued in exchange for the Redeemable Preferred and the dividends accrued thereon through June 30, 1997 assuming an initial public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus. The Redeemable Preferred accrues dividends at a rate of 10% per annum or an aggregate of $4,506 per day on the Redeemable Preferred Shares that will be converted into Common Stock; thus, the exact number of shares to be issued in exchange for the accrued dividends will continue to increase at the rate of 376 shares of Common Stock per day, until the consummation of the Offering. The Company's Board of Directors has called for redemption immediately after consummation of the Offering and the Exchange of all the Redeemable Preferred that is not exchanged for Common Stock. The redemption price is equal to the liquidation value of the Redeemable Preferred.



    In addition, on August 11, 1997 the Board offered certain officers of the Company the option to receive shares of Common Stock valued at the Price to Public set forth on the cover page of this Prospectus in exchange for certain amounts owed to such officers under their employment and compensation agreements. The officers in the aggregate have agreed to exchange approximately $757,000 for Common Stock. Accordingly, the Company will issue, upon consummation of the Offering, 63,054 shares of Common Stock to such officers, assuming an initial public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus. Additionally, the amount owed to the executive officers accrues interest at a rate of 10% per annum or an aggregate of $193 per day on the amount owed that will be converted into Common Stock; thus, the exact number of shares to be issued to the officers will continue to increase at a rate of 16 shares of Common Stock per day, until the consummation of the Offering. The Company has also agreed to pay all amounts owing to the management, approximately $5.5 million, in one lump sum rather than over 20 quarterly periods. The Exchange and the transactions described in this paragraph are collectively referred to as the "Recapitalization." See "Certain Transactions--Future Transactions."


                                USE OF PROCEEDS


    The net proceeds to the Company, assuming an initial public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, from the sale of the 5,000,000 shares of Common Stock offered hereby are estimated to be $54.8 million ($63.2 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use a portion of the net proceeds from the Offering to repay all the amounts outstanding (including both short and long term debt) under the Company's existing bank credit facility (the "Credit Facility"), which amount was $38.4 million at June 30, 1996. Borrowing under the Credit Facility at June 30, 1997 bore interest at approximately 8% and the Credit Facility matures in 2002. Amounts borrowed under the Credit Facility in the last 12 months have been used for working capital purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Approximately $5.5 million will be used to pay amounts owed to certain of the Company's officers pursuant to their employment and compensation agreements which bear interest at 10% per annum and approximately $232,000 will be used to redeem the Redeemable Preferred that is not exchanged for Common Stock. See "Recapitalization." The remainder of the net proceeds of the Offering will be used for general corporate purposes, including capital expenditures, working capital and possible future acquisitions. The Company on occasion reviews possible acquisitions and expects to continue to do so to supplement its internal growth. The Company is not currently a party to any agreement or understanding with respect to any acquisition. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term and medium-term, interest-bearing, investment-grade obligations.


                                DIVIDEND POLICY


    Prior to the Acquisition, Power CA elected to be an S corporation under the Code and, accordingly, made periodic distributions to its stockholders which distributions represented a substantial portion of Power CA's earnings. After the Acquisition and prior to the Reorganization, Power-One LLC made one distribution to its members to enable such members to pay taxes on their portion of Power-One LLC's net income. Since the Reorganization, the Company has not declared a dividend. As noted under "Recapitalization," the Company has called for redemption of all shares of its Redeemable Preferred that are not exchanged for Common Stock pursuant to the Exchange. The redemption price equals the liquidation value of the Redeemable Preferred. All holders of Redeemable Preferred, other than one holder of 202,850 shares, have agreed to exchange their Redeemable Preferred and accrued dividends thereon for Common Stock. The Company anticipates that all future earnings will be retained to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of any future cash dividends will be at the discretion of the Board and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions. In addition, the Company's Credit Facility restricts, and the Company expects that its new credit facility (that the Company expects to enter into upon the consummation of the Offering) will restrict, the Company's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    The Company's subsidiary, P-E, does not currently intend to declare any dividends. If P-E does declare and pay a dividend to the Company, the Company may be forced to pay taxes at the statutory rates on such amount. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Income Tax Matters."

                                 CAPITALIZATION

    The following table sets forth as of June 30, 1997 (i) the actual capitalization of the Company, (ii) the capitalization of the Company on a pro forma basis to give effect to the Recapitalization and (iii) the pro forma capitalization of the Company as adjusted to give effect to the Recapitalization and the sale by the Company of the shares of Common Stock offered hereby at $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, and the application of the estimated net proceeds therefrom.


                                                             JUNE 30, 1997
                                                    --------------------------------
                                                                          PRO FORMA
                                                    ACTUAL   PRO FORMA   AS ADJUSTED
                                                    -------  ---------   -----------
                                                             (IN THOUSANDS)
Debt:
  Note payable to bank............................  $10,600   $10,600      $
  Current portion of long-term debt...............    4,162     4,162          662
  Long-term debt, less current portion............   24,250    24,250
  Other liabilities(1)............................    6,225     5,468
                                                    -------  ---------   -----------
    Total debt....................................   45,237    44,480          662
                                                    -------  ---------   -----------
Preferred Stock, 30,000,000 shares authorized,
  30,000,000 shares authorized pro forma and pro
  forma as adjusted:
  Redeemable Preferred Stock, 15,253,698 shares
    authorized, 15,153,698 shares outstanding, no
    shares outstanding pro forma and pro forma as
    adjusted......................................   17,122       232
                                                    -------  ---------
Stockholders' equity:
  Common Stock, 20,000,000 shares authorized,
    20,000,000 authorized pro forma, 60,000,000
    shares authorized pro forma as adjusted;
    10,000,000 shares outstanding, 11,490,653
    shares outstanding pro forma, 16,490,653
    shares outstanding pro forma as adjusted(2)...       10        11           16
  Additional capital..............................       94    17,982       72,777
  Notes receivable from stockholders..............     (235)     (235)
  Retained earnings...............................    2,983     2,741        2,741
                                                    -------  ---------   -----------
    Total stockholders' equity....................    2,852    20,499       75,534
                                                    -------  ---------   -----------
Total capitalization..............................  $65,211   $65,211      $76,196
                                                    -------  ---------   -----------
                                                    -------  ---------   -----------


------------------------------

(1) Represents amounts owed to certain officers under their employment and compensation agreements.


(2) Excludes 499,750 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.05 per share, 80,000 shares subject to options to be granted to Non-Employee Directors at the initial public offering price upon effectiveness of the Registration Statement and 420,250 additional shares reserved for issuance under the Company's 1996 Stock Incentive Plan. See "Management--Executive Compensation" and "--Stock Option Plan."

                                    DILUTION


    The pro forma net tangible book value (total tangible assets less total liabilities) of the Company at June 30, 1997, after giving effect to the Recapitalization, was a deficit of approximately $7.7 million, or $0.70 per share of Common Stock. After giving effect to the sale by the Company of the 5,000,000 shares of Common Stock offered hereby, resulting in estimated net proceeds of $54,800,000 based upon an assumed initial public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, less the expected offering related expenses and the repayment of stockholders' notes, the Company's pro forma net tangible book value at June 30, 1997 would have been $47.3 million, or $2.87 per share. This represents an immediate increase in pro forma net tangible book value of $3.57 per share to existing stockholders and an immediate dilution in net tangible book value of $9.13 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution.



Initial assumed public offering price per share............................             $   12.00
  Pro forma net tangible book value per share before the Offering and after
    the Recapitalization...................................................  $    (.70)
  Increase per share attributable to new investors.........................       3.57
                                                                             ---------
Pro forma net tangible book value per share after the Offering.............                  2.87
                                                                                        ---------
Dilution per share to new investors........................................             $    9.13
                                                                                        ---------
                                                                                        ---------


    The following table summarizes, on a pro forma basis, as of June 30, 1997, after giving effect to the Recapitalization, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders after giving effect to the Recapitalization and (ii) new investors (before deducting underwriting discounts and commissions and estimated expenses payable by the Company):


                                        SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                    -------------------------  --------------------------     PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                    ------------  -----------  -------------  -----------  -----------
Existing stockholders.............    11,490,653        69.7%  $  17,993,000        23.1%   $    1.57
New investors.....................     5,000,000        30.3%     60,000,000        76.9%       12.00
                                    ------------       -----   -------------       -----
  Total...........................    16,490,653       100.0%  $  77,993,000       100.0%
                                    ------------       -----   -------------       -----
                                    ------------       -----   -------------       -----



    The foregoing computations assume no exercise of outstanding stock options. There are options outstanding to purchase 499,750 shares of Common Stock at a weighted average exercise price of $1.05 per share. To the extent these options are exercised, there will be further dilution to new investors. 80,000 shares will be subject to options to be granted to Non-Employee Directors at the initial public offering price upon effectiveness of the Registration Statement and 420,250 additional shares are reserved for issuance under the Company's 1996 Stock Incentive Plan. See "Management--Executive Compensation" and "--Stock Option Plan."

                     SELECTED FINANCIAL AND OPERATING DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The following table summarizes certain selected financial data, which should be read in conjunction with the Company's financial statements and notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of December 31, 1995 and 1996, and for each of the periods in the three years ended December 31, 1996 have been derived from the Company's and the Predecessor Company's consolidated and combined financial statements which have been audited by Deloitte & Touche LLP, the Company's independent auditors. Other information has been derived from other audited financial statements. The selected financial data as of and for the six months ended June 30, 1996 and 1997 have been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such dates and for such periods. The results for the six month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year or the quarters following in 1997.

                                                                                                  COMPANY(1)
                                             PREDECESSOR COMPANY(1)(2)             -----------------------------------------
                                   ----------------------------------------------                                     SIX
                                                                                                                    MONTHS
                                       YEAR ENDED DECEMBER 31,       NINE MONTHS    THREE MONTHS                     ENDED
                                                                        ENDED           ENDED        YEAR ENDED    JUNE 30,
                                   -------------------------------  SEPTEMBER 30,   DECEMBER 31,    DECEMBER 31,   ---------
                                     1992       1993       1994         1995            1995            1996         1996
                                   ---------  ---------  ---------  -------------  ---------------  -------------  ---------
STATEMENT OF OPERATIONS DATA:
  Net sales......................  $  46,997  $  50,846  $  55,702    $  52,732       $  20,670       $  74,210    $  40,743
  Cost of goods sold.............     31,591     34,078     35,751       31,525          14,348          45,305       24,709
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Gross profit...................     15,406     16,768     19,951       21,207           6,322          28,905       16,034

  Selling, general and
    administrative expense.......     10,380     11,560     12,067       10,947           3,883          14,323        7,949
  Engineering expense............      3,014      2,655      2,725        2,397           1,064           3,964        2,441
  Amortization of intangibles....                                                           472           2,003          952
  Other expense..................                                                                           613
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Income from operations.........      2,012      2,553      5,159        7,863             903           8,002        4,692
  Interest expense...............       (726)      (543)      (629)        (494)         (1,026)         (4,222)      (1,951)
  Other, net.....................        176        233          8           33             (36)             12          (35)
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Income (loss) before income
    taxes........................      1,462      2,243      4,538        7,402            (159)          3,792        2,706
  Income taxes...................         45        126         75          155              12             396          283
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Net income (loss)..............  $   1,417  $   2,117  $   4,463    $   7,247       $    (171)      $   3,396    $   2,423
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Pro forma amounts:(3)(4)
  Income (loss) before income
    taxes as reported............  $   1,462  $   2,243  $   4,538    $   7,402       $    (159)      $   3,792    $   2,706
  Pro forma income taxes.........        117        209      1,179        2,767            (121)            923          658
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Pro forma net income (loss)....  $   1,345  $   2,034  $   3,359    $   4,635       $     (38)      $   2,869    $   2,048
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
                                   ---------  ---------  ---------  -------------       -------     -------------  ---------
  Pro forma net income per
    share........................                                                                     $    0.24
                                                                                                    -------------
                                                                                                    -------------
  Pro forma weighted average
    shares outstanding...........                                                                        11,875
                                                                                                    -------------
                                                                                                    -------------

                                     1997
                                   ---------
STATEMENT OF OPERATIONS DATA:
  Net sales......................  $  40,173
  Cost of goods sold.............     24,348
                                   ---------
  Gross profit...................     15,825
  Selling, general and
    administrative expense.......      7,788
  Engineering expense............      1,628
  Amortization of intangibles....      1,014
  Other expense..................
                                   ---------
  Income from operations.........      5,395
  Interest expense...............     (2,009)
  Other, net.....................         48
                                   ---------
  Income (loss) before income
    taxes........................      3,434
  Income taxes...................        866
                                   ---------
  Net income (loss)..............  $   2,568
                                   ---------
                                   ---------
  Pro forma amounts:(3)(4)
  Income (loss) before income
    taxes as reported............  $   3,434
  Pro forma income taxes.........        866
                                   ---------
  Pro forma net income (loss)....  $   2,568
                                   ---------
                                   ---------
  Pro forma net income per
    share........................  $    0.22
                                   ---------
                                   ---------
  Pro forma weighted average
    shares outstanding...........     11,947
                                   ---------
                                   ---------



                                                   (FOOTNOTES ON FOLLOWING PAGE)

                                         PREDECESSOR COMPANY(1)(2)
                              ------------------------------------------------                      COMPANY(1)
                                                                                --------------------------------------------------
                                  YEAR ENDED DECEMBER 31,        NINE MONTHS    THREE MONTHS                       SIX MONTHS
                                                                    ENDED           ENDED       YEAR ENDED       ENDED JUNE 30,
                              -------------------------------   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   --------------------
                                1992       1993       1994          1995            1995           1996         1996       1997
                              ---------  ---------  ---------  ---------------  -------------  -------------  ---------  ---------
SELECTED OPERATING DATA:
  Gross profit margin.......       32.8%      33.0%      35.8%         40.2%           30.6%          39.0%        39.4%      39.4%
  EBITDA(5).................  $   2,830  $   3,368  $   5,957     $   8,564       $   1,718      $  12,215       $6,582     $7,455
  Cash flows from:
    Operating activities....      2,755      1,738      4,049         6,420          (2,152  )       4,249        1,993      1,682
    Investing activities....       (359)      (785)    (1,663)       (1,945   )     (49,840  )      (3,457  )    (2,080)      (940)
    Financing activities....     (1,107)      (476)      (620)         (688   )      55,743         (2,859  )       106       (374)



                                                                                         AT JUNE 30, 1997
                                                                             -----------------------------------------
                                                                                                         PROFORMA AS
                                                                              ACTUAL    PRO FORMA(4)   ADJUSTED(4)(6)
                                                                             ---------  -------------  ---------------

BALANCE SHEET DATA:
  Working capital..........................................................  $  11,343    $  11,343       $  36,428
  Total assets.............................................................     76,939       76,939          87,924
  Total debt...............................................................     45,237       44,480             662
  Redeemable preferred stock...............................................     17,122          232              --
  Total stockholders' equity...............................................      2,852       20,499          75,534


------------------------------

(1) The Company's and the Predecessor Company's fiscal year is the 52- or 53-week period ending on the Sunday nearest to December 31 and its fiscal quarters are the 13- or 14-week periods ending on the Sunday nearest to March 31, June 30, September 30 and December 31. For clarity of presentation throughout this Prospectus, the Company has described year-ends presented as if the year ended on December 31 and quarter-ends presented as if the quarters ended on March 31, June 30, September 30 and December 31. As such, the years ended December 31, 1993 through 1996 represent 52-week years, while the year ended December 31, 1992 represents a 53-week year.

(2) Effective September 27, 1995, the Company acquired substantially all of the assets and liabilities of the Predecessor Company. For financial reporting purposes, this acquisition has been treated as if it were effective on October 1, 1995, the beginning of the Company's fourth quarter. See Note 1 of Notes to Consolidated Financial Statements.

(3) Pro forma information reflects the provision for U.S. federal and state income taxes as if the Company and the Predecessor Company had been subject to federal and state income taxation as a C corporation, prior to January 29, 1996, the date the Company converted from a limited liability company to a C corporation. Prior to January 29, 1996, net income of the Company and the Predecessor Company flowed through to their stockholders/members. For presentation purposes, U.S. federal and state income taxes have not been provided on earnings of P-E as there is no intention to remit these earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Income Tax Matters."


(4) Gives effect to the exchange of (i) 14,950,848 shares of the Redeemable Preferred Stock of the Company and accrued dividends thereon with a liquidation value of $17,131,180, and (ii) $756,648 owed to the executive officers, each at an assumed public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, into 1,490,653 shares of Common Stock which is intended to occur upon the closing of the Offering. Pursuant to applicable rules, pro forma net income per share and weighted average shares outstanding information is presented only for the most recent fiscal year and interim period. See Note 2 of Notes to Consolidated Financial Statements.


(5) EBITDA, which the Company calculates as income from operations before depreciation, amortization and compensation charges for stock option plans, is a supplemental financial measurement used by the Company in the evaluation of its business and by many analysts in the Company's industry. However, EBITDA should only be read in conjunction with all of the Company's financial data summarized above and its financial statements prepared in accordance with generally accepted accounting principles appearing elsewhere herein, and should not be construed as an alternative either to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(6) Adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered hereby at $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SHOULD BE READ IN CONJUNCTION WITH THE COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL


    Power-One is a leading designer and manufacturer of power supplies for electronic equipment manufacturers in the U.S. The Company manufactures a broad line of more than 700 high-quality brand name products that it sells to both distributors and OEMs who place a premium on quality, reliability and service. The Company's products are sold to an installed base of more than 10,000 end-users in the communications, automatic test equipment, medical equipment, industrial and other electronic equipment industries.



    The Company is a successor to Power CA, which was incorporated in 1973 as a manufacturer of AC/ DC power supplies. The Predecessor Company operated solely from its Southern California facility until 1981, at which time it commenced additional operations in Isabela, Puerto Rico. In 1988, the Predecessor Company commenced operations in San Luis, Mexico. These foreign facilities were established to take advantage of certain labor, manufacturing and, in Puerto Rico, tax efficiencies. From 1994 to 1996, substantially all Puerto Rican manufacturing operations were moved to Santo Domingo, Dominican Republic to capitalize on certain labor benefits, while maintaining the tax benefits associated with its Puerto Rican subsidiary. In September 1995, the Stephens Investors and management of the Company purchased the Predecessor Company from its previous owners and implemented a more aggressive growth strategy for the Company. In April 1996, the Company further broadened its product offering through the licensing of certain technology and associated rights from Calex Manufacturing Company ("Calex"), providing the Company with a line of DC/DC products.


    The Company has recently formed a strategic accounts group which targets existing and potential customers who are leaders in high-growth industries and who typically purchase power supplies in large quantities. To the extent that this group is effective, the Company's gross profit margin may decline since high volume products typically have a lower gross profit margin than the Company's other products.

RESULTS OF OPERATIONS

    There are two statements of operations for the 1995 fiscal year. The first statement of operations presents combined information for the Predecessor Company during the nine months ended September 30, 1995, while the second presents consolidated information for the Company for the three months ended December 31, 1995. For ease of reference, information in this Management's Discussion and Analysis of Financial Condition and Results of Operation for the 1995 fiscal year is presented based upon the sum of various amounts set forth in the two income statements. The numbers are not reflective of the results that would have occurred if the Acquisition had occurred as of January 1, 1995.

    The following table sets forth, for the periods indicated, certain Combined and Consolidated Statements of Operations data as a percentage of net sales:

                                                                                     SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,            JUNE 30,
                                                  -------------------------------  --------------------
                                                    1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------
  Net sales.....................................      100.0%     100.0%     100.0%     100.0%     100.0%
  Cost of goods sold............................       64.2       62.5       61.0       60.6       60.6
                                                  ---------  ---------  ---------  ---------  ---------
  Gross profit..................................       35.8       37.5       39.0       39.4       39.4
  SG&A expense..................................       21.7       20.2       19.3       19.6       19.4
  Engineering expense...........................        4.9        4.7        5.4        6.0        4.1
  Amortization of intangibles...................        0.0        0.6        2.7        2.3        2.5
  Other expense.................................        0.0        0.0        0.8        0.0        0.0
                                                  ---------  ---------  ---------  ---------  ---------
  Income from operations........................        9.2       12.0       10.8       11.5       13.4
  Interest expense..............................       (1.1)      (2.1)      (5.7)      (4.8)      (4.9)
  Other, net....................................        0.0        0.0        0.0       (0.1)       0.1
                                                  ---------  ---------  ---------  ---------  ---------
  Income before income taxes....................        8.1        9.9        5.1        6.6        8.6
  Pro forma income taxes........................        2.1        3.6        1.2        1.6        2.2
                                                  ---------  ---------  ---------  ---------  ---------
  Pro forma net income..........................        6.0%       6.3%       3.9%       5.0%       6.4%
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

    NET SALES. Net sales decreased $570,000, or 1.4%, to $40.2 million for the six months ended June 30, 1997 from $40.7 million for the six months ended June 30, 1996. The decrease resulted primarily from a downturn in certain electronic market segments that began in 1996 and continued through the first quarter of 1997. In particular, this downturn resulted in lower sales to two of the Company's largest customers in the first quarter of 1997. However, order rates accelerated in the first quarter of 1997 and net sales in the second quarter of 1997 were the highest in the Company's history. Net sales for the second quarter of 1997 grew 28% over the first quarter of 1997.

    GROSS PROFIT. Gross profit decreased $209,000, or 1.3%, to $15.8 million for the six months ended June 30, 1997 from $16.0 million for the six months ended June 30, 1996. The decrease resulted primarily from lower sales for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. Gross profit margin remained constant. Gross profit margin for the six months ended June 30, 1997 was favorably impacted by lower costs of production following the transfer of manufacturing from the Company's Puerto Rico facility to its Dominican Republic facility, which was completed towards the end of 1996. This gross margin improvement was offset by a shift in product mix for the six months ended June 30, 1997 that included sales of more custom products, which contribute lower gross margins than the Company's other product lines.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative ("SG&A") expense decreased $161,000, or 2.0%, to $7.8 million for the six months ended June 30, 1997 from $7.9 million for the six months ended June 30, 1996. As a percent of net sales, SG&A expense decreased to 19.4% for the six months ended June 30, 1997 from 19.6% for the six months ended June 30, 1996. These decreases resulted primarily from reduced expenses associated with temporary cost cutting measures undertaken in the third quarter of 1996. Most of the savings occurred from reductions in the administrative area.

    ENGINEERING EXPENSE. Engineering expense declined $813,000, or 33.3%, to $1.6 million for the six months ended June 30, 1997 from $2.4 million for the six months ended June 30, 1996. As a percent of net sales, engineering expense decreased to 4.1% for the six months ended June 30, 1997 from 6.0% for the six months ended June 30, 1996. Certain engineering expenses, which had been increased in the first half of

1996 based upon anticipated sales increases, were reduced, primarily by the reduction of personnel, in the last half of 1996 as sales declined. The Company believes that no strategic business was affected by this reduction. The Company began to refill many of these positions toward the end of the second quarter.


    AMORTIZATION OF INTANGIBLES. The amortization of intangibles, both in dollar amount and as a percent of net sales, increased in the six months ended June 30, 1997 as a result of expenses incurred in connection with a license agreement for DC/DC products, that was entered into in April 1996.

    INCOME FROM OPERATIONS. As a result of the above factors, income from operations increased $703,000, or 15.0%, to $5.4 million for the six months ended June 30, 1997 from $4.7 million for the six months ended June 30, 1996. As a percent of sales, income from operations increased to 13.4% for the six months ended June 30, 1997 from 11.5% for the six months ended June 30, 1996.

    INCOME TAXES. Income tax expense increased to $866,000, or 2.2% of net sales for the six months ended June 30, 1997, from the pro forma tax expense of $658,000, or 1.6% of net sales for the six months ended June 30, 1996. The percentage increase primarily reflects an increase in the Company's effective tax rate from 24.3% in 1996 to 25.2% in 1997 resulting from a higher proportion of the Company's earnings being generated in the U.S. than in Puerto Rico.

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    NET SALES. Net sales increased $808,000, or 1.1%, to $74.2 million in 1996 from $73.4 million in 1995. The Company believes that revenues did not grow at historical rates because of the downturn in certain electronic equipment markets, especially in the semiconductor industry, in the second half of 1996. As a result, certain OEM customers reduced their purchasing levels from the Company. Additionally, electronics distributors began experiencing lower sales and higher inventory levels, and orders from the Company were significantly reduced in the fourth quarter of 1996.

    GROSS PROFIT. Gross profit increased $1.4 million, or 5.0%, to $28.9 million in 1996 from $27.5 million in 1995. Gross profit margins increased to 39.0% in 1996 from 37.5% in 1995. Gross profit margins in 1995 were adversely affected by approximately two percentage points as a result of the sale of certain inventory in the fourth quarter of 1995, the carrying value of which had been increased by approximately $1.5 million as a result of the Acquisition. After normalizing the gross margins for this increase, gross profit margins decreased 0.5% in 1996. This 0.5% decrease resulted primarily from a different product mix.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A expense decreased $507,000, or 3.4%, to $14.3 million in 1996 from $14.8 million in 1995. As a percent of net sales, SG&A expense decreased to 19.3% in 1996 from 20.2% in 1995. These decreases resulted primarily from decreases in bonuses of $1.2 million and the elimination of $363,000 in payments to the executive committee of the Predecessor Company. These savings were offset in part by an increase in bad debt expense of $335,000 and expenses relating to the expansion of the Company's operations in the Dominican Republic totalling $767,000.

    ENGINEERING EXPENSE. Engineering expense increased $503,000, or 14.5%, to $4.0 million in 1996 from $3.5 million in 1995. As a percent of net sales, engineering expense increased to 5.4% in 1996 from 4.7 % in 1995. These increases were primarily the result of the increase in certain engineering expenses in the first half of 1996 based upon anticipated sales increases, offset in part by reductions in these expenses as sales declined in the last half of the year.

    AMORTIZATION OF INTANGIBLES. The amortization of intangibles, as a percent of net sales, increased to 2.7% in 1996 from 0.6% in 1995. The $2.0 million in 1996 reflects a full year of amortization of intangible assets incurred in connection with the Acquisition and a partial year's amortization of the license for DC/DC power supplies entered into in April 1996. The $472,000 in 1995 reflects the amortization for the fourth quarter of 1995 of intangible assets incurred in connection with the Acquisition.

    OTHER EXPENSE. Other expense was $613,000, or 0.8% of net sales in 1996. This expense reflects costs incurred in connection with the transfer of production from Puerto Rico to the Dominican Republic.

    INCOME FROM OPERATIONS. As a result of the above factors, income from operations decreased $764,000, or 8.7%, to $8.0 million in 1996 from $8.8 million in 1995. As a percent of net sales, income from operations decreased to 10.8% in 1996 from 12.0% in 1995.

    INTEREST EXPENSE. Net interest expense increased $2.7 million, to $4.2 million in 1996 from $1.5 million in 1995. This increase relates primarily to the full year effect in 1996 versus a partial year effect in 1995, of the debt incurred in connection with the Acquisition in September 1995.

    PRO FORMA INCOME TAXES. The pro forma income tax rate decreased in 1996 to 24.3% from 36.5% in 1995. The 1995 effective tax rate was higher than historical pro forma levels because of lower earnings in Puerto Rico as a result of certain duplicative expenses incurred while production was transferred to the Dominican Republic, causing a disproportionate share of the Company's profits to be generated and taxed in the U.S.

YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994


    NET SALES. Net sales increased $17.7 million, or 31.8%, to $73.4 million in 1995 from $55.7 million in 1994. This increase was due largely to an increase of approximately 61% in sales of the Company's high-range power product line, used primarily by the semiconductor test equipment industry. Additionally, sales of the mid-range power product line grew to $6.3 million in 1995 from $673,000 in 1994.


    GROSS PROFIT. Gross profit increased $7.6 million, or 38.0%, to $27.5 million in 1995 from $20.0 million in 1994. Gross profit margin increased to 37.5% in 1995 from 35.8% in 1994. The 1996 increase resulted primarily from a product mix shift to more profitable high-range power products, an increased utilization of fixed overhead and the devaluation of the Mexican peso. These increases would have been greater if gross profit margins in 1995 had not been adversely affected by approximately two percentage points as a result of the sale of certain inventory in the fourth quarter of 1995, the carrying value of which had been increased by approximately $1.5 million as a result of the Acquisition. Excluding this one-time increase, gross profit margin would have been 39.5% for 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A expense increased $2.8 million, or 22.9%, to $14.8 million in 1995 from $12.1 million in 1994. This increase resulted primarily from higher variable costs related to increased bonuses and commissions of $1.5 million as a result of higher sales and approximately $500,000 in costs associated with the Acquisition. As a percent of sales, SG&A expense decreased to 20.2% in 1995 from 21.7% in 1994, as fixed SG&A costs were spread over a larger sales base.

    ENGINEERING EXPENSE. Engineering expense increased $736,000, or 27.0%, to $3.5 million in 1995 from $2.7 million in 1994. This increase was attributable primarily to increased product development and sustaining engineering expense in 1995. As a percent of sales, engineering expense decreased to 4.7% in 1995 from 4.9% in 1994.

    AMORTIZATION OF INTANGIBLES. The amortization of intangibles in 1995 reflects the amortization of intangible assets in the fourth quarter of 1995 as a result of the Acquisition. Prior to the Acquisition in September 1995 the Company did not have any intangibles on its balance sheet.

    INCOME FROM OPERATIONS. As a result of the above factors, income from operations increased $3.6 million, or 69.9%, to $8.8 million in 1995 from $5.2 million in 1994. As a percent of sales, income from operations increased to 12.0% in 1995 from 9.2% in 1994.

    INTEREST EXPENSE. Interest expense increased $891,000 to $1.5 million in 1995 from $629,000 in 1994. This increase was due to the increased debt incurred in connection with the Acquisition.

    PRO FORMA INCOME TAXES. Pro forma income taxes increased to $2.6 million in 1995 from $1.2 million in 1994. The increase reflects an increase in the effective tax rate to 36.5% in 1995 from 26.0% in 1994 and the impact of the 63% increase in income before income taxes. The increase in the effective income tax rate reflects the disproportionate amount of earnings generated by the Company's operations in the U.S. over historical pro forma levels.

QUARTERLY RESULTS


    The following table presents unaudited quarterly operating results for the Predecessor Company and the Company. In the opinion of management, this information has been prepared on the same basis as the audited Combined and Consolidated Financial Statements included in this Prospectus and includes all adjustments (consisting of only normal recurring accruals) that management considers necessary for a fair presentation of the results for such periods. Such quarterly results are not necessarily indicative of the results of operations for any future period. The ordering patterns of the Company's customer base generally have resulted in a decline in sales from the second quarter to the third quarter. The Company's results of operations have fluctuated and may continue to fluctuate from period to period, including on a quarterly basis.

                                          1995 QUARTERS ENDED
                            ------------------------------------------------
                                     PREDECESSOR COMPANY                                    1996 QUARTERS ENDED
                                                                              ------------------------------------------------
                                                                                             COMPANY
                            -------------------------------------  -----------------------------------------------------------
                              MAR. 31      JUNE 30     SEPT. 30     DEC. 31     MAR. 31      JUNE 30      SEP. 30     DEC. 31
                            -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
                                                                      (IN THOUSANDS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS:
Net sales.................   $  14,998    $  19,594    $  18,140   $  20,670   $  20,129    $  20,614    $  17,165   $  16,302
Gross profit..............       6,173        7,751        7,283       6,322       7,819        8,215        6,836       6,035
Income from operations....       2,028        3,194        2,641         903       1,809        2,883        1,271       2,039
Pro forma net income
  (loss)..................       1,177        1,898        1,560         (38)        613        1,435          195         626

                              1997 QUARTERS ENDED
                            ------------------------
                              MAR. 31      JUNE 30
                            -----------  -----------
CONSOLIDATED STATEMENTS OF
  OPERATIONS:
Net sales.................   $  17,617    $  22,556
Gross profit..............       7,015        8,810
Income from operations....       2,295        3,100
Pro forma net income
  (loss)..................         997        1,571

CERTAIN INCOME TAX MATTERS

    The Company has operated in Puerto Rico since 1981 under various exemptions that provide for lower taxes on profits attributable to Puerto Rico. These exemptions most recently have been granted pursuant to the Puerto Rico Industrial Incentives Act of 1987. Under the provisions of the most recent exemption, which was granted in 1994 when the Company's manufacturing activities in Puerto Rico were moved to the Dominican Republic, the Company has been granted a 90% partial tax exemption from property or income taxes on income derived from distributing products from Puerto Rico and a 60% exemption on municipal license taxes. This exemption is valid through 2010. Additionally, P-E has operations in the Dominican Republic in a tax-free enterprise zone and, accordingly, pays no income taxes in connection with its operations in that country. The Company does not provide for U.S. federal and state income tax that would be paid on earnings of its Puerto Rico operation if such earnings were remitted to the U.S., as there is no intention to remit these earnings. At June 30, 1997, accumulated unremitted earnings totaled approximately $3.6 million for the Puerto Rico operation. In the event that the Company does remit earnings to the U.S., it may be required to pay taxes at the normal U.S. rate. The Company's operations in Mexico are subject to various income and corporate taxes on earnings generated in Mexico. These taxes have not been material to date.

    The Predecessor Company operated as a Subchapter S corporation for tax reporting purposes until the Acquisition on September 27, 1995. At such time, the Company was organized as a limited liability company. Effective January 29, 1996, the Company converted from a limited liability company to a C corporation, which is subject to both U.S. federal and state income taxes. During the periods in which the Predecessor Company operated as an S corporation and the Company operated as a limited liability company, taxes for federal and most state income tax purposes on earnings were paid directly by the owners.

LIQUIDITY AND CAPITAL RESOURCES

    During the six months ended June 30, 1997, the Company had cash flow from operations of $1.7 million compared to cash flow from operations of $1.9 million in the comparable period in 1996. Cash flow from operations decreased primarily due to increases in accounts receivable of $3.8 million and increases in inventories of $800,000 that were partially offset by an increase in accrued expenses of $1.4 million. The increase in accounts receivable primarily resulted from a change in billing terms with its distributors which increased days sales outstanding from its distributors to an average of 45 days from an average of 15 days.

    The Company has funded its operations primarily from cash flow provided by operations and short and long-term borrowings. At the end of 1996, the Company's balance of cash and cash equivalents was $1.7 million compared to $3.8 million at the end of 1995, a decrease of $2.1 million. Net cash provided by operating activities in 1996 was $4.2 million after giving effect to an increase of $1.5 million in accounts receivable and $1.8 million in accounts payable. Depreciation and amortization was $4.2 million in 1996, compared with $1.5 million in 1995, primarily due to the Acquisition and the corresponding increase in intangible assets of $30 million. Major cash expenditures in 1996 included the purchase of $2.9 million of capital equipment and net repayment of $1.6 million of bank borrowings.


    The Company currently anticipates that its capital expenditures for 1997 will be approximately $3.4 million, of which approximately $1.5 million represents investments in surface mount manufacturing equipment. The amount of these anticipated capital expenditures will frequently change based on future changes in business plans and condition of the Company and changes in economic conditions.


    In September 1995, the Company obtained a term loan of $30 million and a revolving line of credit of $15 million from a syndicate of banks led by NationsBank of Texas, N.A. ("NationsBank") primarily to finance the Acquisition and for working capital and other general corporate purposes. In September 1996, the commitment on each of these loans was increased by $2.5 million. Both loans are collateralized by substantially all of the Company's assets. The term loan is due in full on September 30, 2002, with quarterly principal payments of $750,000 due in September 1997, $1.0 million due in each of the next four quarters and increasing thereafter each 12 months to a maximum of $1.75 million due in the four quarters commencing on December 31, 2001. Interest on amounts outstanding is payable monthly based on one of the following rates, as selected by the Company: LIBOR plus 2.0% to 2.5% or the bank's base rate plus 1.0% to 1.5%. The interest rate was 8.03% at June 30, 1997.

    The Company's revolving line of credit bears interest on amounts outstanding payable monthly based on one of the following rates, as selected by the Company:
LIBOR plus 2.0% to 2.5% or the bank's base rate plus 1.0% to 1.5%. The interest rate was 8.1875% at June 30, 1997. As of June 30, 1997, $6.9 million was available under the revolving line of credit.

    The credit agreement (i) provides for restrictions on additional borrowings, dividends, leases and capital expenditures; (ii) prohibits the Company, without prior approval, from paying dividends, liquidating, merging, consolidating or selling its assets or business; and (iii) requires the Company to maintain a specified net worth, minimum working capital and certain ratios of current liabilities and total debt to net worth.

    Effective October 30, 1995, the Company entered into an interest swap agreement with a bank for a notional amount of $20.0 million. Under the agreement, the Company has agreed to a fixed rate of 6.025% and the bank has agreed to a floating rate equal to LIBOR. Interest payments are exchanged quarterly. The Company will cancel this agreement upon repayment of the various loans with the proceeds of the Offering. The Company does not expect to incur any substantial costs as a result of such cancellation.

    On March 31, 1997, the Company amended the original termination date of its interest swap from October 30, 2000 to April 30, 1999 and concurrently entered into a swaption agreement. The Company entered into this amendment because it believed that interest rates within the applicable period would not change dramatically and that it could save a substantial amount by reducing the term of the interest rate swap; however, due to the requirement of its lender that the Company maintain an adequate interest rate hedge through October 2000, the Company concurrently entered into the swaption agreement. Under the swaption agreement, the Company may exercise on April 28, 1999 its option to enter into a one-year interest swap agreement with a notional amount of $15.0 million. If exercised, the Company would agree to pay a fixed rate of 10.0% and the bank would agree to a floating rate equal to LIBOR.


    The Company believes its existing working capital and borrowing capacity, coupled with the funds generated from the Company's operations and the net proceeds from the Offering, will be sufficient to fund its anticipated working capital, capital expenditures and debt payment requirements for the foreseeable future. The Company is currently in negotiations with NationsBank to establish a $50 million line of credit that will become available simultaneous with the Offering. This line of credit will be used to finance acquisitions, working capital, and capital expenditure requirements. There is no assurance that a new line will be established with NationsBank. Moreover if the Company makes a large acquisition, it may be necessary to raise debt or equity in the private or public securities markets.

                                    BUSINESS

GENERAL


    Power-One is a leading designer and manufacturer of power supplies for electronic equipment manufacturers in the U.S. The Company manufactures a broad line of more than 700 high-quality brand name products that it sells to both distributors and OEMs who place a premium on quality, reliability and service. The Company's products are sold to an installed base of more than 10,000 end-users in the communications, automatic test equipment, medical equipment, industrial and other electronic equipment industries. Power-One's customers include OEM's which are industry leaders such as Cisco Systems, General Electric, Hewlett-Packard, Siemens, Teradyne and Texas Instruments. The Company is also a leading provider of power supplies to electronic distribution customers in the U.S., including Capstone (Arrow), Kent Electronics, Pioneer Standard Electronics and Sterling Electronics.



    The Company's power supplies encompass both standard and modified standard products, as well as a unique modular high-power product line. Standard power supplies are not typically industry-wide standards; rather, they are power supplies that a company manufactures as its standard catalog products that can be used for many different applications. Unlike some technology products, power supplies, whether standard, modified standard, or custom, can be difficult to match exactly or replace with products manufactured by another supplier without considerable investment. Modified standard products are the Company's standard products that have been slightly modified to meet a customer's needs. Power-One's unique modular designs have allowed it to create more than 1,400 configurations of high-power supplies with custom-like features that meet its customers' diverse requirements. In contrast to custom products, Power-One's standard and modular designs reduce time-to-market and minimize costs for new product introductions. The Company is benefiting from the proliferation of electronic products and services, from the increasing demand for electronic equipment and from the shorter product life cycles brought about by today's changing technology.



    The Company is a successor to Power CA, which was incorporated in 1973 as a manufacturer of AC/ DC power supplies. The Predecessor Company operated solely from its Southern California facility until 1981, at which time it commenced additional operations in Isabela, Puerto Rico. In 1988, the Predecessor Company commenced operations in San Luis, Mexico. These foreign facilities were established to take advantage of certain labor, manufacturing and, in Puerto Rico, tax efficiencies. From 1994 to 1996, substantially all Puerto Rican manufacturing operations were moved to Santo Domingo, Dominican Republic to capitalize on certain labor benefits. Finished goods from such operations are shipped to Puerto Rico and distributed from there in order to maintain the tax benefits associated with its Puerto Rican subsidiary. In September 1995, the Stephens Investors and management of the Company purchased the Predecessor Company from its previous owners and implemented a more aggressive growth strategy for the Company. In April 1996, the Company further broadened its product offering through the licensing of certain technology and associated rights from Calex, providing the Company with a line of DC/DC products.


INDUSTRY AND MARKET OVERVIEW

    Power supplies perform many essential functions relating to the supply, regulation and distribution of electrical power within electronic equipment. Electronic systems require a precise and constant supply of electrical power at one or more voltage levels. Traditional power supplies, known as AC/DC, convert alternating current ("AC") from a primary power source, such as a utility company, into a precisely controlled direct current ("DC"). Virtually every electronic device that plugs into an AC wall socket requires some type of AC/DC power supply. DC/DC converters modify one DC voltage level to other DC levels to meet the needs of various electronic subsystems and components. Power supplies are also used to regulate and monitor voltages to protect the electronic components from surges or drops in voltage, to perform functions that prevent electronic equipment from being damaged by its own malfunction, or to provide back-up power in the event that a primary power source fails.


    According to Micro-Tech Consultants, the worldwide market for switching power supplies in 1995 (the latest year for which information is available) was estimated to be over $15.0 billion, with the U.S. accounting for approximately $6.0 billion. The U.S. switching power supply industry grew at a compound annual rate of 11.6% from 1993 to 1995, and is anticipated to grow at a compound annual rate of 10.1% from 1995 to 2000. The power supply industry is highly fragmented, with more than 300 power supply manufacturers in the U.S. The Company believes that most of these companies have sales under $10.0 million annually. Power supplies are configured using two technologies: linear or switching. Linear power supplies are relatively large and require a switch to accept different voltages. In contrast, switching power supplies are smaller and use a technology that eliminates the need for a switch when using different voltages. The market for power supplies can be further segmented in several different ways, including by (i) merchant and captive manufacturers, (ii) custom and standard products and
(iii) output wattage.


    MERCHANT AND CAPTIVE MANUFACTURERS. Merchant manufacturers like the Company design and manufacture power supplies for use by others. Captive manufacturers are OEMs that design and manufacture power supplies in-house for use within their own products. The merchant segment accounted for more than 50% of power supplies sold in the U.S. in 1995 and is expected to increase to approximately 60% by 2000 as a result of increased outsourcing by captive manufacturers. The merchant segment in the U.S. is expected to grow at a compound annual rate of 13.7% from 1995 to 2000, compared to 5.7% for the captive segment.

    CUSTOM AND STANDARD PRODUCTS. Custom power supplies are designed for a specific customer to meet the exact form, fit and function for a specific application. Custom products are characterized by (i) long lead times of 4 to 12 months from initial prototype to full production; (ii) significant up-front engineering costs; and (iii) relatively high volume production requirements. Standard power supplies are products designed to appeal to a wide range of customers and applications. Standard power supplies offer benefits to the OEM in that there are no up-front engineering charges or minimum order quantities and the product is readily available, which allows the OEM to reduce its time-to-market for new products. In addition, standard products have lower risks associated with technology, production ramps, and customer product qualification. Modified standard power supplies are standard products that have been altered in a way that does not change the basic product architecture. Modified standard products are characterized by (i) short lead times; (ii) low up-front engineering costs; and (iii) small minimum order quantities.

    OUTPUT WATTAGE. Power supplies can be grouped by output (watt) ranges: low-range power, mid-range power and high-range power. Low-range power supplies (under 200 watts) tend to be less technologically complex, manufactured in high volumes, and used in various lower cost applications, including personal computers, small networking systems, small industrial instrumentation systems and a host of other consumer applications. Mid-range power supplies (200 - 500 watts) tend to be more technologically complex, manufactured in moderate to high volumes, and used in more sophisticated products, including workstations, data and voice communications systems, and medical and diagnostic equipment. High-range power supplies (over 500 watts) tend to be technologically complex, higher priced products, manufactured in low volumes, and used in sophisticated systems, including mainframe computers, semiconductor test systems, telecommunications sub-stations, flight simulators and advanced medical imaging equipment.

INDUSTRY TRENDS


    The markets for electronic products are growing as a result of new product introductions, technological change, demand for a wider variety of electronic product features and increasingly powerful and less expensive electronic components. As a result, OEMs are facing greater competition in their own markets for more complex electronic products and to compete successfully, they increasingly must meet shorter time-to-market demands and greater performance pressures. In an effort to do so, OEMs are moving toward flexible, scaleable, low-cost sub-systems and components that facilitate their goals of rapid and cost-effective product development and introduction. These increasing performance demands translate into several significant trends in the power supply industry, including:

    CONSOLIDATION OF SUPPLIER BASE. In order to lower costs and accelerate delivery schedules, OEMs and electronic distributors are increasingly reducing their supplier base to include only vendors who can offer a broad range of quality products and service most of their needs. This one-stop shopping approach places increased requirements on power supply manufacturers to invest in full product offerings and sophisticated engineering.


    SHIFT IN CUSTOMER PREFERENCE FROM CUSTOM TO STANDARD AND MODIFIED STANDARD PRODUCTS. Product life cycles within the electronic equipment industry are decreasing. The reduced time-to-market for new products increases the demand for standard and modified standard power supplies that can be delivered quickly and cost-effectively, particularly when small and medium-volume purchases are involved.


    INCREASED OUTSOURCING BY CAPTIVE POWER SUPPLY MANUFACTURERS. Many OEMs have historically built power supplies for use in their own products. As the level of complexity and investment in designing and manufacturing power supplies have increased, these OEMs are increasingly outsourcing their power supply needs in order to focus on research, development and marketing of their own products.

BUSINESS STRATEGY

    Power-One's business strategy is to power its customers' technologies by offering one of the broadest ranges of standard and modified standard power supplies available from any manufacturer. Power-One's broad line of standard, modified standard and unique modular products permit the Company to capitalize on its customers' desire to reduce their supplier base to include only vendors which can meet their diverse product and service requirements. Moreover, the Company utilizes flexible manufacturing which allows it to quickly and reliably meet its customers' power supply demands in less time, and at a lower initial cost, than manufacturers who provide custom products. This, in turn, permits the Company's customers to get their new products to market more rapidly.


    The Company believes the Power-One brand name is associated with high quality, dependability and consistency in the power supply industry. The Company prides itself on having each product meet all customer specifications and ensuring that its products can work in multiple product applications. All of the Company's manufacturing facilities are ISO 9001 or 9002 certified, which are frameworks for quality assurance. The Company also focuses on offering its customers superior service and support. In December 1995, Power-One received the award for "Service Leader for Power Suppliers" from the readers of Electronic Engineering Product News magazine.


    Key elements of Power-One's strategy include:

    FURTHER EXPAND STANDARD PRODUCT LINE. The Company plans to continue the development and expansion of its standard product line to allow it to meet more of the electronic industry's power supply requirements by offering standard and modified standard solutions to custom problems. The Company's product marketing and engineering departments will focus on the future power supply needs of certain current and potential customers.

    TARGET ITS PRIMARY MARKET. Power-One will continue to target customers in the domestic merchant power supply market that utilize a variety of standard products, place small to medium-volume annual orders of $500,000 to $3.0 million and put a premium on quality, reliability and service. The Company intends to continue to avoid selling to high-volume personal computer and consumer product manufacturers. The small to medium-volume targeted market has historically been less price sensitive than higher-volume markets.

    EXPAND RELATIONSHIPS WITH KEY OEMS. The Company has recently created its national Strategic Accounts Program which is focused on selling to its current and potential OEM customers who are leaders in high-growth industries and who are expected in the future to order more than $3.0 million of products annually.


    LEVERAGE RELATIONSHIPS WITH DISTRIBUTORS. The Company has been one of the pioneers in selling power supplies through electronic distributors and has one of the largest networks of industrial electronic distributors in the U.S. The Company believes its reputation with its distributors gives it ready access to a broader base of customers than the OEM customers alone. By leveraging its existing network of distributors and expanding its current array of products, the Company will continue to provide its power supply products to smaller OEMs and other end-users in an efficient and cost-effective manner.


    PURSUE EXTERNAL GROWTH OPPORTUNITIES. The Company is committed to pursuing opportunities to grow its business through acquisitions of other power supply manufacturers, joint ventures or licensing agreements, either in the U.S. or internationally. In addition, the Company believes that the fragmented nature of the power supply market, the shrinking of customers' supplier bases and the relative undercapitalization of many competitors will present opportunities for further consolidation. However, there can be no assurance that the Company will consummate any acquisition, joint venture or license agreement.

PRODUCTS


    The Company has developed its extensive catalog of power supply products over the past 20 years. The Company produces over 700 standard and modified standard power supplies and converters, as well as unique modular power supplies that the Company has sold in over 1,400 configurations. All of these products are sold under the Power-One brand name. These products cover a broad range of applications, from 1 to 30 watts for DC/DC converters and from 5 to 4,000 watts for AC/DC power supplies. In 1996, the Company shipped more than 900,000 power supply units, with average sales prices ranging from $5 to $2,500.


    The Company's products are divided into the following main categories:

                                                                                                       AVERAGE
                                 TYPICAL                            REPRESENTATIVE                      SALES
      POWER(1)               CHARACTERISTICS                         APPLICATIONS                    PRICE RANGE
---------------------  ---------------------------  -----------------------------------------------  ------------
Low-Range

  Linear               - 5 to 150 watts             - Analog to digital converters                     $20-150
                       - Low noise                  - Operational amplifiers
                       - Excellent voltage          - Medical electronics
                       regulation
                       - High voltage isolation

  Switchers            -30 to 200 watts             - Printers                                         $15-125
                       - Higher unit volume         - High-speed modems
                       - Low technology             - Electro-mechanical devices
                                                    - Point-of-sale terminals
                                                    - Low-end networking

Mid-Range              - 200 to 500 watts           - Networking systems                               $150-450
                       - Medium unit volume         - Mini-computers
                       - Moderate technology        - Medical diagnostic equipment

                                                                                                       AVERAGE
                                 TYPICAL                            REPRESENTATIVE                      SALES
      POWER(1)               CHARACTERISTICS                         APPLICATIONS                    PRICE RANGE
---------------------  ---------------------------  -----------------------------------------------  ------------
High-Range             - 500 to 4,000 watts         - Semiconductor test systems                      $500-2,500
                       - Lower unit volume          - Telecommunications substations
                       - High technology            - Large-scale computers/flight simulators
                                                    - Complex medical imaging equipment

DC/DC Converters       - 1-30 watts                 - On-board power conversion                         $5-90
                       - More compatible with       - Isolation from electronic noise
                       power supplies               - Instrumentation
                       manufactured by
                       competitors
                       - Easily sold through
                       distributors

------------------------

(1) With the exception of DC/DC Converters, all products are AC/DC power supplies.


    LINEAR. Power-One is an industry leader in standard linear AC/DC products and has manufactured linear products since the Company's founding in 1973. Linear products offer low noise and excellent voltage regulation specifications, characteristics required for specialized applications such as analog to digital converters and operational amplifiers used in the instrumentation industry. Certain applications that require low noise, such as high precision medical equipment, will continue to use linear products. The Company, however, expects the linear business, which accounted for less than 26% of its revenues in 1996, to decline slightly in the coming years as end-users redesign their products to use switching power supplies.


    LOW-RANGE POWER SWITCHERS. The Company developed a line of low-range power switchers as a complement to its linear power supply products in the early 1980s when switching technology first became stable and cost-effective. A second generation of low-range power products was developed by Power-One in 1989. These switchers use enhanced, smaller components and a higher quality regulation circuitry which allows the product to work in a broad range of applications similar to those of the mature low-range power switchers described above. These products use a universal input voltage circuit which automatically determines if the AC line is 110 or 220 volts, allowing the products to be used worldwide without modification. Power-One has recently introduced a third generation of low-range power switchers which are targeted at the higher volume customers and the communications markets. This new series provides Power Factor Correction, which will be required to meet European standards in the coming years and which allows more power to be taken from a standard AC wall outlet.

    MID-RANGE POWER SWITCHERS. Power-One's mid-range power switchers were introduced in 1993. These modular products are configured at the Company's factories into a broad array of voltage and current combinations, making them ideal for those customers requiring quick turnaround without incurring charges for custom development. In September 1994, the Company began shipping a new line of dedicated, non-modular products to provide its customers with additional low-cost alternatives within the mid-range power area. The Company expanded the mid-range power line's features and options in 1995 to include Power Factor Correction.

    HIGH-RANGE POWER SWITCHERS. The Company's high-range power switchers were introduced in 1987. This line was one of the industry's first modular products within the high-power range. The Company has been able to meet almost all of its customers' high-power requirements with its modular high-range power line. In 1997, the Company expanded the upper-end of its high-power range from 2,500 watts to 4,000 watts.

    DC/DC CONVERTERS. The Company manufactures over 80 different types of DC/DC converters that range in power from 1-30 watts. Unlike AC/DC products, DC/DC converters are typically more compatible with power supplies manufactured by others and can often replace competitors' DC/DC products. DC/DC converters of more than 30 watts typically involve high density packaging techniques. The Company is considering expanding its DC/DC line beyond 30 watts, although it has not had any prior experience with high density packaging. There can be no assurance that this line, if implemented, will be successful or that the Company will be able to produce high density packaged products. See "Risk Factors--Technological Change."

    CUSTOM PRODUCTS. Power-One designs and manufactures custom products for select OEM customers to meet unique requirements in size, wattage or configuration. The volume of a custom product run must be sufficiently large to offset the tooling and design charges incurred in association with the customization. While Power-One's emphasis has been on standard products, the Company believes its large technology base of standard products and standard circuit designs can be used as "platforms" to allow the Company to quickly and effectively address the needs of the "custom" market.

CUSTOMERS

    The Company sells its power supplies to OEMs and distributors and, indirectly through its distributors, to over 10,000 end-users. The percentages of products sold by the Company to distributors and OEM customers, respectively, in 1995, 1996 and the six months ended June 30, 1997, were as follows:

                                                                   1995         1996        1997 (TO JUNE 30)
                                                                   -----        -----     ---------------------
Distributors..................................................          48%          51%               43%
OEM Customers.................................................          52%          49%               57%

    Power-One's base of OEM customers are in diverse market segments such as communications, automatic test equipment, medical equipment, and industrial. Many of the OEMs are Fortune 500 companies and leaders in their respective industries. Power-One's top 15 OEM customers include well-recognized names such as General Electric, Hewlett-Packard, Siemens, Teradyne, Texas Instruments and Unisys. OEM sales in 1996 and the six months ended June 30, 1997 were to the following market segments (based on sales to the Company's largest 100 OEM customers who account for approximately 90% of all OEM sales).

MARKET SEGMENT(1)                                                    1996           1997 (TO JUNE 30)
----------------------------------------------------------------     -----     ---------------------------
Communications..................................................          26%                  32%
Automatic Test Equipment........................................          21%                  27%
Medical Equipment...............................................          22%                  16%
Industrial......................................................          10%                  11%
Retail Equipment/Gaming.........................................          11%                   6%
Computer and Other..............................................          10%                   8%

------------------------------

(1) The Company does not track the percentage of sales to each market segment by its distributors. The Company believes, however, that the highest percentage of such sales are to the industrial segment.

    The Company's sales efforts target end-users who traditionally utilize standard products and place small to medium-volume orders ranging from $500,000 to $3.0 million per year. The Company believes this market historically has been less price competitive than higher-volume markets. Most small to medium size orders for the Company's products are filled from product inventories maintained by its distributors while orders from the Company's OEM customers are filled from its work-in-progress or finished goods inventory.

    The Company has found that OEMs generally prefer not to change suppliers once a power supply has been designed into a product, due to the fact that such change often requires time-consuming and costly re-testing and re-certification by one or more regulatory agencies. It is also very difficult for another manufacturer to precisely replicate a power supply unit which is already incorporated into a product. Thus, once the Company has supplied an end-user with a quality product, the Company is usually able to retain the customer for the duration of the life-cycle of that customer's particular product.

SALES AND MARKETING

    At June 30, 1997 Power-One's sales department consisted of 19 professionals, including five regional sales managers strategically located across the country, three product line managers and a comprehensive technical support and service staff. This group sells Power-One's products to distributors and OEMs. The Company's newly formed strategic account sales team of three people generally focuses on certain high growth OEM customers.

    The Company has contractual agreements with 20 manufacturers' representatives, who collectively have more than 200 salespeople in more than 40 offices throughout the U.S. These manufacturers' representatives, who are indirectly managed by Power-One's regional managers, are the Company's primary sales interface to OEMs. While the Company's manufacturers' representatives handle a variety of products, none of them represent a competing power supply manufacturer.

    SMALL ACCOUNT SALES BY INDUSTRIAL DISTRIBUTORS. The Company estimates that more than 10,000 end-users will purchase Power-One products through industrial electronic distributors in 1997. Most of these customers are small electronics companies who purchase their power supplies from industrial distributors, either directly or through catalogs. Most small customers prefer to purchase all of their electronic components, including power supplies, from distributors with whom they have an established business relationship and terms of credit.


    Power-One believes it has one of the largest domestic electronic distribution networks in the power supply industry. The Company has contractual agreements with over 30 distribution companies who have locations in more than 160 cities worldwide. Twenty-two of the distribution companies are located in the U.S. and, collectively, have branches in every major city in the U.S. and Canada. Many of these distributors have been selling Power-One's products for over 10 years. Power-One believes that its distribution network is enhanced by customer loyalty to the Power-One brand and the Company's wide range of standardized products. Sales to the Company's largest distributor, Pioneer Standard Electronics, accounted for 11%, 15% and 10% of the Company's net sales in 1995, 1996 and the first six months of 1997, respectively. No other distributor accounted for more than 10% of the Company's annual net sales during the last three years or the first six months of 1997. The Pioneer relationship has been in existence for more than ten years. See "Risk Factors--Reliance on Major Customers."



    OEM AND STRATEGIC ACCOUNT SALES. The Company does not rely on any one customer or industry for the majority of its sales. Teradyne, which accounted for 11% of the Company's net sales in 1995, 8% in 1996 and 12% in the first six months of 1997, and Cisco, which accounted for 13% of net sales in the first six months of 1997, are the only OEM customers to account for more than 10% of the Company's net sales in any year since 1994 or in the six months ended June 30, 1997. The Company's top 15 OEM customers accounted for approximately 31% of the Company's total sales in 1996. The percentage of the Company's OEM business is expected to rise in the future, as more emphasis is placed on strategic accounts. In 1997, the Company formed a strategic accounts program that specifically targets existing and potential customers who are leaders in high-growth industries and who have the potential of ordering over $3 million of power supplies annually. See "Risk Factors--Reliance on Major Customers."



    ADVERTISING. Power-One's advertising and promotional programs have helped the Company achieve what it believes is one of the most recognized brand names in the power supply industry. The Company regularly advertises in a variety of industry journals to generate customer awareness and to reinforce the Power-One brand. Advertising and promotion expenses have historically been approximately
 .75% of sales. The Company also advertises through the use of press releases, direct mail programs and catalogs.

RESEARCH AND DEVELOPMENT; ENGINEERING

    The Company's product research and development is performed at its facilities in Camarillo by an engineering department of 29 professionals. The Company's research and development activities are principally directed to the development of new standard power supply products to satisfy general customer needs and to "sustaining engineering" used to support existing products and customers. Within its target markets, the Company strives to expand the number of products using its power supplies by approaching current and potential customers and discussing their future product directions and requirements. A portion of the engineering activities are involved with creating custom products, with the related expense of such work being partially reimbursed by the customer through non-recurring engineering charges. Power-One's research activities also focus on improving electromagnetic components in order to reduce component costs, improve ease of manufacture, and accommodate product size constraints. Customers in the Company's target markets require product designs to be completed quickly. Thus, the Company focuses on reducing design time without reducing the quality of the design.

MANUFACTURING

    A typical power supply consists primarily of a printed circuit board, electronic components, transformers and other electromagnetic components, and a sheet metal chassis. The production of the Company's power supplies entails the assembly of circuit boards using pin-through-hole and automated surface mount interconnection technology. Pin-through-hole assembly involves attaching electrical components to circuit boards by means of pins or leads that are inserted into pre-drilled holes and soldered to the electrical circuits on the boards. Surface mount technology permits reduction in board size by eliminating the need for holes in the printed circuit boards, thus allowing components to be placed on both sides of a board.


    Power-One generally uses the low-cost labor force available in the Dominican Republic and Mexico to manufacture and assemble its products. The Company typically manufactures and assembles most of its low-range power products in the Dominican Republic; the majority of the remaining products are manufactured in Mexico. Some of the Company's high-power products are assembled in Camarillo. The Company also performs some light manufacturing in Puerto Rico, a facility that is primarily used as a distribution center. After the Company manufactures products in the Dominican Republic, it transports the finished products to its Puerto Rico facility. The products are then shipped to either the Company's California headquarters or directly to customers. The Company believes that its workers produce high-quality power supplies in an efficient, high-yield and cost-effective manner. Furthermore, the use of manual assembly provides the Company with a high degree of flexibility and fast production cycle times that are required for a large variety, medium volume business such as the Company's.


    Many of the Company's customers and other end-users increasingly require that their power supplies meet or exceed established international safety and quality standards as their operations expand internationally. In response to this need, Power-One designs and manufactures power supplies in accordance with the certification requirements of many international agencies, such as Underwriters Laboratories Incorporated (UL) in the U.S.; the Canadian Standards Association (CSA) in Canada; Technischer Uberwachungs-Verein (TUV) and Verband Deutscher Electrotechniker (VDE) in Germany; the British Approval Board for Telecommunications (BABT) in the United Kingdom; and International Electrotechnical Committee (IEC), a European standards organization.

QUALITY MANAGEMENT

    Quality products and responsiveness to the customer's needs are of critical importance in Power-One's efforts to compete successfully. The Company strives for continuous improvements in its processes, products, and services. The Company's Camarillo facility is certified to ISO 9001, and its foreign locations are certified to ISO 9002. Power-One's teamwork management approach involves employees in implementing techniques to measure, monitor and improve performance. Every new production employee in

Puerto Rico, the Dominican Republic and Mexico is provided classroom training. Selected employees participate in Power-One's annual planning sessions and monitor adherence to their annual plans on a monthly basis. Power-One combines these and other advanced management and manufacturing techniques with flexible manufacturing technology, continuous process improvement and statistical process control. These techniques allow the Company to decrease production costs by improving the efficiency of production processes and increasing production yields. Through its commitment to customer service and quality, the Company believes it is able to provide superior value to its customers.


SUPPLIERS

    Power-One typically designs products using components readily available from several sources and attempts to avoid components that are only attainable through one source. Although some components are sourced from only one manufacturer, raw materials are generally available in large quantities from a number of different suppliers. The Company has a number of volume purchase agreements ("VPAs") with selected suppliers of key items such as wire, fuses, resistors, connectors, capacitors, sheet metal and semiconductors. The use of VPAs, typically 12 to 18 months in duration, are designed to provide Power-One constant availability of required supplies, thereby reducing inventory expense and producing substantial cost savings from volume discounts. The Company has never had a significant supply shortage that has materially adversely affected the Company. There can be no assurance, however, that such a supply shortage will not occur in the future, particularly as the expanding electronics industry increases demand for supplies. See "Risk Factors--Supplier Dependence."

MANAGEMENT INFORMATION TECHNOLOGY


    Management information systems include various databases to measure and improve delivery, process yields, quality and reliability, designs and performance. The Mexico and Camarillo facilities are fully integrated, while the Caribbean and Camarillo operations are partially integrated and are expected to be fully integrated by the end of 1999. A wide area communications network is installed in all manufacturing facilities. Manufacturing software is used in conjunction with MRP II. In the event that future integration and updates to these systems result in computer software or hardware problems or do not achieve anticipated results, orders and customer deliveries could be adversely affected, which could have a material adverse impact on the Company's financial statements. See "Risk Factors--Information Technology Changes and Expansion."


BACKLOG


    Sales are made pursuant to purchase orders rather than long-term contracts. Backlog consists of purchase orders on hand having delivery dates scheduled within the next six months. Power-One's backlog increased 37.7% to $27.1 million at June 30, 1997, as compared to $19.7 million at June 30, 1996. Although customers may cancel or reschedule deliveries without penalty, the Company's backlog has historically been a reliable indicator of future financial results. The Company does not expect backlog to be as reliable an indicator in the future as customers switch more orders to just-in-time deliveries. As a result, backlog may decrease even if sales increase. See "Risk Factors--Fluctuations in Quarterly Results."


COMPETITION


    The Company believes that there are more than 300 merchant power supply manufacturers in the U.S. with Power-One being one of the 15 largest. Power-One's competition in the highly fragmented and intensely competitive power supply market includes companies located throughout the world, some of which have advantages over the Company in terms of labor and component costs, and which may offer products comparable in quality to those of the Company. Certain of the Company's competitors have greater resources and geographic presence than the Company. Management believes that the principal bases of competition in Power-One's targeted market are breadth of product line, quality, reliability, technical knowledge, flexibility, readily available products and, to a lesser degree, price. However, in times of an economic downturn, or when dealing with high-volume orders, the Company believes price becomes an increasingly important competitive factor. Additionally, captive power supply manufacturers are expected to provide minimal amounts of competition to the Company since most OEMs focus on their core businesses; however, there can be no assurance that OEMs will not present greater competition to the Company in the future. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY MATTERS

    Certain equipment, processes, information and knowledge developed by Power-One and used in the design and manufacture of its products are regarded as proprietary by the Company. The Company relies on a combination of trade secret and other intellectual property laws, confidentiality agreements executed by most of its Camarillo employees, and other measures to protect its proprietary rights. Power-One currently holds three patents in the U.S. and one related patent registered in Europe, Japan, Taiwan, and Mexico relating to proprietary technology used in its products, as well as four trademarks. The remaining terms for these trademarks vary from one to six years and, subject to use, the Company expects to renew each mark for another 10 to 20 years. The Company's U.S. patents expire in 2006, 2007 and 2008, its patent for Europe, Japan and Mexico expires in 2008 and its patent for Taiwan expires in 2005. Patents and other proprietary information are of value to the Company, but they are not key factors in determining the Company's overall success, which depends principally on its emphasis on quality, reliability, service and value. See "Risk Factors--Intellectual Property."

    The Company's DC/DC converters are manufactured under a license from Calex which was entered into in 1996. Under the license agreement Power-One, subject to certain exceptions and Calex' right to manufacture its own products, received the exclusive right through 2001, which extends to 2006 if the Company is not in default, and a non-exclusive right after 2001, to manufacture all Calex standard DC/DC products of less than 60 watts as well as all new standard DC/DC products of less than 60 watts that may be developed prior to the end of 2001 by Calex. The Company pays a fixed royalty for the first three years of the license and has no payment obligations thereafter. Calex also has obtained the right to purchase materials from the Company's suppliers and pays the Company a royalty on such purchases.

EMPLOYEES

    At June 30, 1997, the Company had a total of 1,704 full-time employees, of whom 194 were employed in California, 32 were employed in Puerto Rico, 777 were employed in Mexico and 701 were employed in the Dominican Republic. The Company considers its relations with its employees to be good. None of the Company's employees is represented by a union.

FACILITIES

    The Company's facilities, all of which are leased by the Company, are summarized as follows:

                                                                                 APPROXIMATE        EXPIRATION
                FACILITY                            PRIMARY ACTIVITY           SQUARE FOOTAGE        OF LEASE
-----------------------------------------  ----------------------------------  ---------------  ------------------

Camarillo, CA                              Administration, Research and              98,000     August 2004
                                           Development, Manufacturing, Sheet
                                           Metal Fabrication, Central
                                           Storage, Marketing and Sales

Santo Domingo, Dominican Republic          Low Power Manufacturing and               65,000     January 2000(1)
                                           Assembly

Isabela, Puerto Rico                       Assembly and Administration               46,000     March 1998(2)

San Luis, Mexico                           Manufacturing and Assembly                33,000     Month-to-
                                                                                                month(3)

San Luis, Mexico                           Manufacturing and Assembly                11,000     May 1999(4)

San Luis, Mexico                           Manufacturing and Assembly                22,000     May 1999(4)

------------------------------

(1) Subject to the Company's three consecutive two-year renewal options.

(2) Subject to an option for an additional 5 years.

(3) The Company is currently negotiating a new lease arrangement.

(4) Subject to an option for one additional year.

    The Company believes that its facilities are sufficient to meet its current needs; however, as more space is needed, if any lease is terminated, or if the Company cannot negotiate extensions on any leases on terms satisfactory to the Company, interruption in the Company's activities could result. See "Risk Factors--Manufacturing Capacity."

    In April 1996, Power-One purchased approximately 404,000 square feet of land in San Luis, Mexico. The Company expects to commence construction of a new 110,000 square foot manufacturing facility on this land in the middle of 1998, which would be expected to be completed in 1999. Upon completion, the current leased facilities in San Luis would be phased out. As with any construction project, this new facility will involve many risks and uncertainties, including, but not limited to, material and labor shortages, work stoppages, legal challenges, design changes and weather. Further, engineering, environmental or geological problems and governmental regulations and approvals could give rise to delays or cost overruns.

LEGAL PROCEEDINGS

    The Company is involved in routine litigation arising in the ordinary course of its business. In the opinion of the Company's management, none of the pending litigation will have a material adverse effect on the Company's consolidated financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning the directors, executive officers and certain other key officers of the Company.

NAME                                      AGE                          POSITION
------------------------------------      ---      -------------------------------------------------
Steven J. Goldman...................          40   President, Chief Executive Officer and Chairman
                                                     of the Board

Eddie K. Schnopp....................          39   Vice President--Finance and Logistics, Chief
                                                     Financial Officer and Secretary

Dennis R. Roark.....................          50   Executive Vice President

Brad W. Godfrey.....................          38   Vice President--Worldwide Manufacturing

David J. Hage.......................          50   Vice President--Sales and Marketing

Donna M. Koep.......................          37   Vice President--Human Resources

John A. Martins.....................          38   Vice President--Quality Assurance

Jon E.M. Jacoby.....................          59   Director

Douglas H. Martin...................          44   Director

    STEVEN J. GOLDMAN. Mr. Goldman became the President and Chief Executive Officer of the Company in 1990 and was named Chairman of the Board in February 1997. Mr. Goldman, who joined the Company in 1982, held several positions in the Company from 1982 through 1988, including Vice President of Engineering. From 1988 to 1990, Mr. Goldman was a Senior Vice President and the Chief Financial Officer of the Company. He received his B.S. degree in electrical engineering from the University of Bridgeport and his M.B.A. degree from Pepperdine University's Executive program. Mr. Goldman is a contributing member and co-membership chairman of the San Fernando Valley Chapter of the Young President's Organization.

    EDDIE K. SCHNOPP. Mr. Schnopp was appointed Vice President of Finance and Logistics of the Company in 1993 and Secretary and Chief Financial Officer of the Company in 1995. Mr. Schnopp joined Power-One as a member of its Finance department in 1981 and became its Controller in 1990. He received his B.S. degree in Accounting from California State University Northridge and is currently pursuing his M.B.A. degree. Mr. Schnopp is married to Ms. Koep.

    DENNIS R. ROARK. Mr. Roark was appointed Executive Vice President of the Company in 1990. Mr. Roark joined Power-One in 1988 and held the positions of Director of Research & Development and Vice President of Engineering from 1988 to 1993. Prior to joining Power-One, Mr. Roark co-owned and managed California D.C. Power Supplies, Inc., a designer and manufacturer of power supplies. He received his B.S. degree in Engineering from California Polytechnic University-Pomona.

    BRAD W. GODFREY. Mr. Godfrey was appointed Vice President of Worldwide Manufacturing for Power-One in 1993. He joined PE in 1988 as Plant Manager and held that position until being appointed President of PE in 1990, a position he held until he became a Vice President of the Company in 1993. Prior to joining Power-One, Mr. Godfrey was the owner of Reflections Manufacturing, a furniture and glass manufacturing company in Canada.

    DAVID J. HAGE. Mr. Hage was appointed Vice President of Sales and Marketing when he joined the Company in 1993. Prior to joining Power-One, Mr. Hage was the Executive Vice President of Power Convertibles Corporation, a subsidiary of Burr/Brown, Inc. His previous experience includes Marketing Manager of International Electric Utility and Field Systems Support Manager at Honeywell, and Director of Marketing Systems and Director of Marketing Planning at SGS-Thomson Semiconductors. Mr. Hage received his B.S. degree in Electrical Engineering from Northern Arizona University and his M.B.A. degree from Arizona State University.

    DONNA M. KOEP. Ms. Koep was appointed Vice President of Human Resources for the Company in 1995. She joined Power-One as a member of the Human Resource staff in 1978 and has worked in various positions of increasing responsibility within the Company. From 1986 to 1995 Ms. Koep served as the Company's Director of Human Resources. Ms. Koep is married to Mr. Schnopp.

    JOHN A. MARTINS. Mr. Martins joined the Company in 1992 as the Director of Quality Assurance and was appointed Vice-President of Quality Assurance in 1995. Prior to joining the Company, Mr. Martins held the position of Director of Quality Assurance for Deltec and PowerMate. He received his B.S. degree in Industrial Engineering from New Jersey Institute of Technology and is certified as an ISO-9000 Assessor.


    JON E.M. JACOBY. Mr. Jacoby became a director of the Company in 1995. Mr. Jacoby is a director and an Executive Vice President of Stephens Group, Inc. Mr. Jacoby is a Senior Executive Vice President of Stephens Inc., an affiliate of Stephens Group, Inc., where he has been employed since 1963. He received his B.S. degree from the University of Notre Dame and his M.B.A. from Harvard Business School. He is a director of Delta & Pine Land Company, Medicus Systems, Inc., and Beverly Enterprises, Inc.



    DOUGLAS H. MARTIN. Mr. Martin became a director of the Company in 1995. Mr. Martin is a Senior Vice President of Stephens Group, Inc. and a Senior Vice President of Stephens Inc., where he has been employed since 1981. He received his B.A. degree in physics and economics from Vanderbilt University and his M.B.A. from the Stanford University Graduate School of Business.


    The officers of the Company serve at the discretion of the Board. Each director of the Company serves until such director's successor is elected and qualified or until the director's death, retirement, resignation or removal.


    The Company intends to appoint two additional independent directors to its Board of Directors within three months of the consummation of the Offering. Upon consummation of the Offering, the Company does not expect to pay its directors who are employees of the Company for their services as directors. Directors who are not employees are paid $5,000 per year, various amounts for attending meetings, plus stock options. See "Management--Stock Option Plan."


COMMITTEES OF THE BOARD OF DIRECTORS


    AUDIT COMMITTEE. Following the Offering, the Board of Directors intends to establish an audit committee (the "Audit Committee"), to be comprised of Mssrs. Jacoby and Martin, to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.



    COMPENSATION COMMITTEE. Following the Offering, the Board of Directors intends to establish a compensation committee (the "Compensation Committee"), to be comprised of Mssrs. Jacoby and Martin, to determine compensation of the Company's executive officers and to administer the Company's 1996 Stock Incentive Plan (the "Plan"). The current executive officer salaries were set by the Board.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers (the "Named Executive Officers") of the Company whose total annual salary and bonus for the 1996 fiscal year was in excess of $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                           ANNUAL COMPENSATION    -------------------
                                                         -----------------------  OPTIONS TO PURCHASE    ALL OTHER
NAME AND PRINCIPAL POSITION                                SALARY     BONUS(1)       COMMON STOCK      COMPENSATION
-------------------------------------------------------  ----------  -----------  -------------------  -------------
Steven J. Goldman......................................  $  302,526   $  --               82,000         $   *
  President and Chief Executive Officer
Eddie K. Schnopp.......................................     110,084      --               45,000            11,641(2)
  Vice President--Finance and Logistics, Chief
    Financial Officer and Secretary
Dennis R. Roark........................................     141,024      --               55,000             *
  Executive Vice President
David J. Hage..........................................     125,008      22,500           55,000             *
  Vice President--Sales and Marketing
Brad W. Godfrey........................................     107,660         200           45,000            32,784(3)
  Vice President--Worldwide Manufacturing

------------------------------

*   Less than $50,000 or 10% of the total salary and bonus for 1996.

(1) In 1996, no bonuses were awarded to Mr. Goldman, Mr. Schnopp or Mr. Roark, and only a minimal bonus was awarded to Mr. Godfrey. For 1997, each Named Executive Officer may receive a bonus depending on the financial results of the Company. See "--Employment Contracts."

(2) Includes a car allowance of $7,800 and 401k contributions of $3,841.

(3) Includes a car allowance of $13,260, living expenses of $18,000 and 401k contributions of $1,524.

    The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Common Stock of the Company made during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS(1)

                          NUMBER OF    % OF TOTAL
                         SECURITIES      OPTIONS                                     POTENTIAL REALIZABLE VALUE AT
                         UNDERLYING    GRANTED TO                                 ASSUMED ANNUAL RATES OF STOCK PRICE
                           OPTIONS      EMPLOYEES     EXERCISE OR                   APPRECIATION FOR OPTION TERM(2)
                           GRANTED      IN FISCAL     BASE PRICE    EXPIRATION   --------------------------------------
NAME                       (#)(1)         YEAR          ($/SH)         DATE          0%           5%           10%
-----------------------  -----------  -------------  -------------  -----------  ----------  ------------  ------------
Steven J. Goldman......      82,000          17.0%     $    1.00       2/22/06   $  902,000  $  1,330,671  $  2,470,242
Eddie K. Schnopp.......      45,000           9.3           1.00       2/22/06      495,000       730,247     1,355,621
Dennis R. Roark........      55,000          11.4           1.00       2/22/06      605,000       892,524     1,656,870
David J. Hage..........      55,000          11.4           1.00       2/22/06      605,000       892,524     1,656,870
Brad W. Godfrey........      45,000           9.3           1.00       2/22/06      495,000       730,247     1,355,621

------------------------------

(1) The stock options listed above were granted on February 23, 1996 pursuant to the Company's 1996 Stock Incentive Plan. The options become exercisable beginning in the third year after the grant, at a rate of 10% in each year for years three and four, 20% in year five, and 30% in years six and seven (or at an accelerated rate if certain Company financial goals are met) as long as the optionee remains an employee of the Company. The maximum term of each option granted is 10 years from the date of grant. The exercise price was in excess of the value of the stock on the grant date, as determined in good faith by the Board of Directors on that date, based upon a review of a number of factors, including the Company's operating results and financial condition through the grant date. See "Management--Stock Option Plan."

(2) Potential gains are net of the exercise price but before taxes associated with the exercise and assume that the options are exercised on the latest possible date. The 0%, 5% and 10% assumed annual rates of compounded stock appreciation, based upon an initial public offering price of $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus, are pursuant to the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

EMPLOYMENT CONTRACTS

    On September 27, 1995 the Company entered into employment and compensation agreements with each of the Named Executive Officers. Each agreement, as amended, terminates on December 31, 1997, subject to the Company's right to extend each contract for up to three years. The Company is presently in discussion with the Named Executive Officers regarding the possible amendment and extension of each of the agreements. Pursuant to the terms of said agreements, Mr. Goldman, Mr. Schnopp, Mr. Roark, Mr. Hage, and Mr. Godfrey will each receive (i) a yearly base salary in 1997 of $302,562, $130,104, $146,692, $132,528, and $114,124, respectively, with such base salary being raised each year if the Board so desires and (ii) a yearly bonus equal to as much as 62.5% of their base salary (except for Mr. Hage whose bonus can be up to $100,000 and Mr. Godfrey whose maximum bonus is 50% of his base salary) if, pursuant to the terms of the Company's Management Bonus Plan (the "Management Bonus Plan") certain Company financial goals are met. Further, in the employment and compensation agreements, the Company agreed, upon certain occurrences, including an initial public offering of the Company's common stock, to pay each officer $3,002,428, $377,000, $754,278, $753,479, and $377,000, respectively, plus interest at a rate of 10% compounded annually from September 27, 1995. Each agreement may be terminated by death, disability and other similar occurrences, or by either party for cause (as defined in the respective agreements).

STOCK OPTION PLAN


    In February 1996, the Company and its stockholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides a means to attract, motivate, retain and reward key employees of the Company and its subsidiaries and promote the success of the Company. In September 1997 the Plan was amended to provide that (i) the maximum number of shares of Common Stock that may be issued pursuant to outstanding grants and awards and are available for future grants and awards under the Plan shall be equal to 1,000,000 shares plus 10% of any increase in outstanding shares that occur after August 31, 1997 and (ii) Non-Employee Directors will receive certain stock options. The maximum number of shares that may be subject to all awards granted to any individual in any calendar year is limited to 500,000 shares.


    ADMINISTRATION AND ELIGIBILITY. The Plan provides that it will be administered by the Board of Directors or a committee appointed by the Board of Directors. The Board of Directors intends to appoint the Company's Compensation Committee to administer the Plan after the Offering. The Plan empowers the Compensation Committee, among other things, to interpret the Plan, to make all determinations deemed necessary or advisable for the administration of the Plan and to award to officers and other key employees of Company and its subsidiaries ("Eligible Employees"), as selected by the Compensation Committee, options, including incentive stock options ("ISOs") as defined in the Code, stock appreciation rights ("SARs"), shares of restricted stock, performance shares and other awards valued by reference to Common Stock, based on the performance of the participant, the performance of the Company or its Common Stock and/or such other factors as the Compensation Committee deems appropriate. To date, only non-qualified stock options have been granted under the Plan.

    TRANSFERABILITY. Generally speaking, options under the Plan are not transferable other than by will or the laws of descent and distribution, are exercisable only by the participant, and may be paid only to the participant or the participant's beneficiary or representatives. However, the Compensation Committee may establish conditions and procedures under which exercise by and transfers and payments to certain third parties are permitted, to the extent permitted by law.

    PAYMENT. The Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, Common Stock (valued at its fair market value on the date of exercise), a combination thereof or, if an option award so provides, by delivering irrevocable instructions to a stockbroker to promptly deliver the exercise price to the Company upon exercise (i.e., a so-called "cashless exercise"). Cash received by the Company upon exercise will constitute general funds of the Company and shares of Common Stock received by the Company upon exercise will return to the status of authorized but unissued shares.

    TERM AND EXERCISE PERIOD OF OPTIONS. The Plan provides that options may be granted for such terms as the Compensation Committee may determine but not greater than ten years after the date of the Option. The Plan does not impose any minimum vesting period, post-termination exercise period or pricing requirement, although in the ordinary course, customary restrictions will likely be imposed. Options will generally be exercisable during the holder's employment by the Company or by a related company. Generally speaking, options which have become exercisable prior to termination of employment will remain exercisable for ninety days thereafter (180 days in the case of disability or death). Such periods, however, cannot exceed the expiration dates of the Options. The Committee has the authority to accelerate the exercisability of Options or (within the maximum ten-year term) extend the exercisability periods.


    NON-EMPLOYEE DIRECTORS. Under the Plan, each director who is not an employee (a "Non-Employee Director") will be granted stock options to purchase 40,000 shares of Common Stock upon becoming a director at an exercise price equal to the market price of the Common Stock on that date. Non-Employee Directors on the date of the Offering will be granted stock options to purchase 40,000 shares of Common Stock on the date of the Offering at the public offering price. In addition, at the close of trading on the day of the annual stockholders meeting in each calendar year beginning in the fourth year following the initial grant, each Non-Employee Director on such date will be granted stock options to purchase 10,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock on that date. All Non-Employee Director options have a 10-year term and will vest in equal annual installments over a four-year period commencing on the first anniversary of the grant date. If a Non-Employee Director's services are terminated for any reason other than the director's death, disability or retirement, any portion of stock options held by such director that are exercisable will remain exercisable for three months after such termination of services or until the expiration of the term of such option, whichever occurs first. If the Non-Employee Director dies, becomes disabled or retires, stock options held by such director will become exercisable immediately and remain exercisable for one year after the date of such termination of services or until the expiration of the term of such option, whichever first occurs.



    TERMINATION, AMENDMENT AND ADJUSTMENT. The Plan may be terminated by the Compensation Committee or by the Board of Directors at any time. In addition, the Compensation Committee or the Board may amend the Plan from time to time, without the authorization or approval of the Company's stockholders, unless that approval is required by law, agreement or the rules of any exchange upon which the stock of the Company is listed. No Option may be granted under the Plan after February 22, 2006, although options previously granted may thereafter be amended consistent with the terms of the Plan.


    Upon the occurrence of a Change in Control Event (as defined in the Plan), in addition to acceleration of vesting, an appropriate adjustment to the number and type of shares or other securities or property subject to an option and the price thereof may be made in order to prevent dilution or enlargement of rights under options.

    Individual awards may be amended by the Compensation Committee in any manner consistent with the Plan, including amendments that effectively reprice options without changes to other terms. Amendments that adversely affect the holder of an option, however, are subject to his or her consent.

    The Plan is not exclusive and does not limit the authority of the Board of Directors or the Compensation Committee to grant other awards, in stock or cash, or to authorize other compensation, under any other plan or authority.

MANAGEMENT BONUS PLAN

    Under the Company's Management Bonus Plan, which covers certain key employees, the Named Executive Officers can earn bonuses of up to 62.5% of their salaries, except that Mr. Hage can earn a bonus of up to $100,000 under this plan and the sales bonus plan described below and Mr. Godfrey's bonus cannot exceed 50% of his salary. Bonuses are based on actual EBITDA realized by the Company during any fiscal year as a percentage of planned EBITDA. Mr. Hage, who is Vice President--Sales and Marketing, also participates in the Company's sales bonus plan. Bonuses under this plan are based on increases in net sales over the prior year.

401(k) SAVINGS AND THRIFT PLAN

    The Company has a defined contribution 401(k) plan that covers substantially all full-time Camarillo employees who have been employed during an open enrollment period. The 401(k) plan allows all employees to defer amounts up to the statutory limit each year. The Company has a discretionary matching program under which, in 1996, the Company matched 50% of the first 3% and 25% of the next 3% of employee contributions.


EMPLOYEE STOCK PURCHASE PLAN



    The Company has adopted, effective January 1, 1998, the Employee Stock Purchase Plan (the "Purchase Plan"), which is designed to furnish eligible employees of the Company and its subsidiaries an incentive to advance the best interests of the Company by providing a formal program whereby they may voluntarily purchase Common Stock of the Company at a favorable price and upon favorable terms. Generally speaking, all employees who are scheduled to work an average of at least 20 hours per week are eligible to participate in the Purchase Plan.



    Under the Purchase Plan, employees may designate between two and ten percent of their base compensation to purchase Common Stock. The exercise price of the Common Stock is 85% of the fair market value of the Common Stock. Generally speaking, participants pay for the Common Stock through payroll deductions. The Purchase Plan is administered by the Compensation Committee.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Offering, the Company had no compensation committee or other committee of the Board performing similar functions. Decisions concerning compensation of executive officers were made by the Company's Board. No officer or employee of the Company, other than Mr. Goldman, Mr. Schnopp and Ms. Koep, participated in deliberations concerning such compensation matters.

                              CERTAIN TRANSACTIONS

NOTES PAYABLE TO THE COMPANY


    Ms. Koep and Mr. Martins, each an officer of the Company, executed promissory notes in favor of the Company on September 27, 1995 in connection with their purchase of Redeemable Preferred Stock of the Company. Each note has a face value of $100,000 and obligates the issuer to pay the Company the face amount of the note plus accrued interest at a rate of 10% per annum on September 27, 2002. Mr. Martins also executed two additional promissory notes in favor of the Company in 1997 in exchange for $11,000 that Mr. Martins requested for personal financial matters. These notes have an aggregate face value of $11,000 and each bear interest at a rate of 8.5% per annum. Each of the notes may be prepaid without penalty, and the Company has been informed that each officer intends to pay off all such notes at the consummation of the Offering.


FUTURE TRANSACTIONS

    The Company has implemented a policy requiring that any material transaction with an affiliated party is subject to approval by a majority of the directors not interested in such transaction, who must determine that the terms of any such transaction are no less favorable to the Company than those that could be obtained from an unaffiliated third party.


    Upon consummation of the Offering, the Recapitalization will occur. See "Recapitalization" and "Management--Employment Contracts."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock by (i) all those known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. The address of each person listed is in care of the Company, 740 Calle Plano, Camarillo, California 93012, unless otherwise indicated.


                                                                             SHARES
                                                                           BENEFICIALLY           PERCENTAGE
                                                                            OWNED(1)    ------------------------------
                                                                           -----------     BEFORE           AFTER
NAME OF BENEFICIAL OWNER                                                     NUMBER      OFFERING(1)   OFFERING(1)(2)
-------------------------------------------------------------------------  -----------  -------------  ---------------
Stephens Group, Inc.(3)(4)...............................................   3,738,866          32.7%           22.7%
Warren A. Stephens(3)(5).................................................     592,602           5.2             3.6
W. R. Stephens, Jr.(3)(6)................................................     765,035           6.7             4.6
Elizabeth Stephens Campbell(3)(7)........................................     675,034           5.9             4.1
Steven J. Goldman........................................................   1,824,613          15.9            11.1
Eddie K. Schnopp(8)......................................................     344,139           3.0             2.1
Dennis R. Roark..........................................................     513,268           4.5             3.1
David J. Hage............................................................     471,263           4.1             2.9
Brad W. Godfrey..........................................................     234,680           2.0             1.4
Jon E.M. Jacoby(3)(9)....................................................   1,466,257          12.8             8.9
Douglas H. Martin(3)(10).................................................     112,165           1.0             0.7
All executive officers and directors as a group (7 persons)..............   4,966,385          42.7            30.1


------------------------------


(1) Gives effect to the Recapitalization as if such Recapitalization occurred on June 30, 1997. See "Recapitalization." Percentage ownership is based on 11,490,653 shares of Common Stock outstanding before the Offering and 16,490,653 shares of Common Stock outstanding after the Offering.


(2) Excludes 750,000 shares of Common Stock subject to the Underwriters' over-allotment option.

(3) Address is c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201.


(4) The following affiliates of Stephens Group, Inc. own, in the aggregate, an additional 3,824,306 shares (33.3% of shares outstanding prior to the Offering(1) and 23.2% of shares outstanding after the Offering(1)(2)):
    Grandchild's Trust One UID 12/16/85 (40,058 shares); Grandchild's Trust Two UID 12/16/85 (40,058 shares); Grandchild's Trust Three UID 12/89 (40,058 shares); Bess C. Stephens Trust UID 1/4/85 (140,817 shares); Warren A. Stephens Trust UID 9/30/87 (92,550 shares); Stephens Inc. Custodian for Warren A. Stephens IRA (53,412 shares); Warren & Harriet Stephens Children's Trust UID 9/30/87 (133,530 shares); Harriet Calhoun Stephens Trust UID 3/22/84 (63,469 shares); Elizabeth Stephens Campbell Revocable Trust UID 8/25/92 (308,163 shares); W.R. Stephens Trust UID 1/4/85 (31,292 shares);
    W.R. Stephens Jr. Revocable Trust UID 2/19/93 (368,164 shares); Jon E.M. Jacoby (96,142 shares); J & J Partners (53,412 shares); Jacoby Enterprises, Inc. (213,649 shares); Coral Two Corporation (146,884 shares); Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh (24,035 shares); Douglas H. Martin (69,435 shares); Stephens Inc. Custodian for Doug Martin IRA (42,730 shares); K. Rick Turner (5,340 shares); Stephens Inc. Custodian for K. Rick Turner IRA (5,340 shares); C. Ray Gash (26,705 shares); Robert
    L. Schulte (13,352 shares); Michael B. Johnson (5,340 shares); Curtis F. Bradbury (106,824 shares); Bradbury Enterprises, Inc. (53,412 shares); William S. Walker (8,012 shares); Gordon D. and Amanda F. Grender JTWROS (80,118 shares); Stephens Investment Partners I LLC (160,237 shares); Coral Partners (96,142 shares); Jackson T. Stephens Trust No. One UID 1/4/88 (135,306 shares); Jackson T. Stephens Grandchildrens Trust AAAA UID 1/26/96 (492,289 shares); Pamela Diane Stephens Trust One UID 4/10/92 (366,871 shares); Warren Miles Amerine Stephens Trust UID 9/10/86 (63,720 shares); John Calhoun Stephens Trust UID 12/1/87 (63,720 shares); Laura Whitaker Stephens Trust UID 12/28/90 (63,720 shares); Susan Stephens Campbell 1995 Trust UID 12/4/95 (30,000 shares); Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 (30,000 shares); Elizabeth Chisum Campbell 1995 Trust UID 12/4/95 (30,000 shares); W. R. Stephens, Jr. Children's Trust UID 3/1/95 (30,000 shares). The principal stockholders of Stephens Group, Inc. are the Jackson
    T. Stephens Trust No. One UID 1/4/88 and the Bess C. Stephens Trust UID 1/4/85. Stephens Group, Inc. has advised the Company that it does not act as a group with any of its affiliates. Mr. Jacoby is a director and an officer of Stephens Group, Inc. and its subsidiary, Stephens Inc. Mr. Martin is an officer of Stephens Group, Inc. Mr. Stephens is a director and an officer of Stephens Group, Inc. and Stephens Inc. Mr. Stephens, Jr. is a director and an officer of Stephens Group, Inc. The mailing address for the Stephens Group, Inc. and its affiliates listed in this footnote is: c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201.

(5) Includes: 92,550 shares owned by Warren A. Stephens Trust UID 9/30/87, 53,412 shares owned by Stephens Inc. Custodian for Warren A. Stephens IRA, 63,720 shares owned by Warren Miles Amerine Stephens Trust UID 9/10/86, 63,720 shares owned by John Calhoun Stephens Trust UID 12/1/87 and 63,720 shares owned by Laura Whitaker Stephens Trust UID 12/28/90, as to which Mr. Stephens, as sole trustee, has sole power to vote and sole power of disposition; also includes 135,306 shares owned by Jackson T. Stephens Trust No. One UID 1/4/88, 40,058 shares owned by Grandchild's Trust One UID 12/16/85, 40,058 shares owned by Grandchild's Trust Two UID 12/16/85 and 40,058 shares owned by Grandchild's Trust Three UID 12/89, as to which Mr. Stephens, as a co-trustee, had shared power to vote and shared power of disposition. Does not include shares owned by Stephens Group, Inc. or other of its affiliates, except for the affiliates mentioned in this footnote.

(6) Includes: 368,164 shares owned by W. R. Stephens, Jr. Revocable Trust UID 2/19/93, as to which Mr. Stephens, as sole trustee, has sole power to vote and sole power of disposition; and includes 366,871 shares owned by Pamela Diane Stephens Rose Trust One UID 4/10/92 and 30,000 shares owned by W. R. Stephens, Jr. Children's Trust UID 3/1/95, as to which Mr. Stephens, as a co-trustee, has shared power to vote and shared power of disposition. Does not include shares owned by Stephen Group, Inc. or other of its affiliates, except for affiliates mentioned in this footnote.

(7) Includes: 308,163 shares owned by Elizabeth Ann Stephens Campbell Revocable Trust UID 8/25/92, as to which Ms. Campbell, as sole trustee, has sole power to vote and sole power of disposition and includes 366,871 shares owned by Pamela Diane Stephens Rose Trust One UID 4/10/92, as to which Ms. Campbell, as a co-trustee, has shared power to vote and shared power of disposition. Does not include shares owned by Stephens Group, Inc. or other of its affiliates, except for the affiliates mentioned in this footnote.

(8) Includes 110,202 shares owned by Ms. Koep who is married to Mr. Schnopp. Mr. Schnopp disclaims beneficial ownership of such shares.

(9) Includes: 53,412 shares owned by J & J Partners as to which Mr. Jacoby has shared power to vote and shared power of disposition, 213,649 shares owned by Jacoby Enterprises, Inc., as to which Mr. Jacoby has sole power to vote and sole power of disposition, 146,884 shares owned by Coral Two Corporation as to which Mr. Jacoby has sole power to vote and sole power of disposition, 24,035 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh as to which Mr. Jacoby has sole power to vote and sole power of disposition, and 96,142 shares owned by Coral Partners in which Mr. Jacoby is a general partner, and as to which Mr. Jacoby has shared power to vote and shared power of disposition; also includes shares held by the following entities as to which Mr. Jacoby disclaims beneficial ownership: 133,530 shares owned by Warren and Harriet Stephens Children's Trust UID 9/30/87 and 492,289 shares owned by Jackson T. Stephens Grandchildren's Trust AAAA UID 1/26/96 as to which Mr. Jacoby, as sole trustee, has sole power to vote and sole power of disposition; and includes 40,058 shares owned by Grandchild's Trust One UID 12/16/85, 40,058 shares owned by Grandchild's Trust Two UID 12/16/85, 40,058 shares owned by Grandchild's Trust Three UID 12/89, 30,000 shares owned by Susan Stephens Campbell 1995 Trust UID 12/4/95, 30,000 shares owned by Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and 30,000 shares owned by Elizabeth Chisum Campbell 1995 Trust UID 12/4/95, as to which Mr. Jacoby, as a co-trustee, has shared power to vote and share power of disposition. Does not include shares owned by Stephens Group, Inc. or other of its affiliates, except for the affiliates mentioned in this footnote.

(10) Includes: 42,730 shares owned by Stephens Inc. Custodian for Douglas H. Martin IRA, as to which Mr. Martin has sole power to vote and sole power of disposition. Does not include shares owned by Stephens Group, Inc. or other of its affiliates, except for the affiliates mentioned in this footnote.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 60 million shares of Common Stock, par value $0.001 per share, and 30 million shares of Preferred Stock, that can be issued in one or more series. Immediately following the completion of the Offering, an aggregate of 16,490,653 shares of Common Stock will be issued and outstanding (assuming no exercise of the Underwriters' over-allotment option) and no shares of Preferred Stock will be issued and outstanding.


    The following description of the Company's capital stock is a summary of the material terms of such stock. It does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of the Offering will be, fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action of the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. See "Risk Factors--Possible Anti-Takeover Effect of Certain Charter Provisions."

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    The Company's Certificate of Incorporation establishes a classified Board and requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. In addition, the Certificate of Incorporation and Bylaws of the Company require that stockholders give advance notice to the Company's Secretary of any directorship nominations or other business to be brought by stockholders at any stockholders' meeting. The Certificate of Incorporation also requires the approval of 75% of the Company's voting stock to amend certain provisions of the Certificate of Incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Risk Factors--Possible Anti-Takeover Effect of Certain Charter Provisions."

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporations Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

    The Company's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

    The Company has entered into agreements with each of the directors, executive officers and certain other officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of the Company or any other corporation of which such person is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

CERTAIN ANTI-TAKEOVER EFFECTS

    The provisions of the Certificate of Incorporation and the Bylaws of the Company summarized above may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. See "Risk Factors--Possible Anti-Takeover Effect of Certain Charter Provisions."

TRANSFER AGENT OR REGISTRAR


    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust.

LISTING

    Prior to the Offering, there has not been a public trading market for the Common Stock. The Company has applied for listing of the Common Stock on the NASDAQ National Market upon notice of issuance, under the symbol "PWER."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of the Offering, the Company will have outstanding 16,490,653 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option). All of the shares of Common Stock sold in the Offering will be freely tradeable under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of lock-up agreements between the Company, substantially all the stockholders and the Underwriters, which will occur 180 days after the date of this Prospectus (the "Effective Date"), 11,427,599 shares of Common Stock owned by these stockholders (the "Restricted Shares") will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 164,490 shares immediately after the Offering) or (ii) the average weekly trading volume of the Company's Common Stock on NASDAQ during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Substantially all of the Restricted Shares have been held for over one year. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.


    The Company, and its officers, directors and substantially all its current stockholders have agreed with the Underwriters that until 180 days after the Effective Date not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain limited exceptions. The Company has also agreed not to directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock or cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the Effective Date, without the prior written consent of Robertson, Stephens & Company LLC, subject to certain limited exceptions including grants of options pursuant to, and issuance of shares of Common Stock upon exercise of options under, the Plan. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Robertson, Stephens & Company LLC. See "Risk Factors--Effect on Market Price of Common Stock of Shares Eligible for Future Sale."


    The Company is unable to estimate the number of shares that may be sold in the future by the existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock by such stockholders could adversely affect the market price of the Company's Common Stock.

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date of this Prospectus, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.


                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Stephens Inc.....................................................................
Robertson, Stephens & Company LLC................................................
Montgomery Securities............................................................

                                                                                   ----------
  Total..........................................................................   5,000,000
                                                                                   ----------
                                                                                   ----------


    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom Stephens Inc., Robertson, Stephens & Company LLC and Montgomery Securities are acting as Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a
price that represents a concession not in excess of $      per share under the
public offering price. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $      per share to certain other dealers. After
the Offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any Shares to any accounts over which they exercise discretionary authority.


    In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares of Common Stock; syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the shares of Common Stock sold in the Offering for their account may be reclaimed by the syndicate if the shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares of Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NASDAQ National Market, in the over-the-counter market or otherwise.


    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The

Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company, and its officers, directors and substantially all of its current stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Robertson, Stephens & Company LLC, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, any class of Common Stock of the Company, other than by the Company pursuant to its existing benefit plans.

    Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations between the Company and the Underwriters. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the U.S. and California and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

    The Company, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed an affiliate of Stephens Inc. The Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when a NASD member participates in the underwriting of an affiliates's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Robertson, Stephens & Company LLC has served in such role and has recommended a price in compliance with the requirements of Rule 2720. In connection with the Offering, Robertson, Stephens & Company LLC, in its role as a qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of the Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior written approval of the customer.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by O'Melveny & Myers LLP, Los Angeles, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wright, Lindsey & Jennings, Little Rock, Arkansas.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995 and 1996 and of the Company and its Predecessor Company for each of the periods in the three years ended December 31, 1996, included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this Registration Statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part hereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, except the proxy requirements, and files reports and other information with the Commission. The Registration Statement, including exhibits thereto, as well as the reports and other information filed by the Company with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, after being approved for listing on NASDAQ, upon notice of issuance, the Common Stock, reports and other information concerning the Company may be inspected at the offices of NASDAQ.

    The Company will issue to its stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue such other interim reports as it deems appropriate.

            INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Independent Auditors' Report...............................................................................        F-2

Consolidated Balance Sheets................................................................................        F-3

Consolidated and Combined Statements of Operations.........................................................        F-4

Consolidated Statement of Redeemable Preferred Stock and Stockholders'/Members' Equity.....................        F-5

Combined Statement of Stockholders' Equity--Predecessor Company............................................        F-6

Consolidated and Combined Statements of Cash Flows.........................................................        F-8

Notes to Consolidated and Combined Financial Statements....................................................       F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Power-One, Inc.:

    We have audited the accompanying consolidated balance sheets of Power-One, Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1996 and the related consolidated and combined statements of operations, redeemable preferred stock and stockholders'/members' equity, and of cash flows of the Company and its Predecessor Company for each of the periods in the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1995 and 1996, and the consolidated and combined results of the Company's and its Predecessor Company's operations and cash flows for each of the periods in the three years ended December 31, 1996 in conformity with generally accepted accounting principles.

    As described in Note 1 to the financial statements, on September 27, 1995, the net assets of the Predecessor Company were acquired by the Company. The acquisition has been accounted for by the purchase method of accounting, and accordingly, the acquisition price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values on the date of acquisition. As such, the amounts reported for the Company are not comparable to the amounts shown for the Predecessor Company in prior periods.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 14, 1997

                                POWER-ONE, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                DECEMBER 31,
                                                              ----------------   JUNE 30,
                                                               1995     1996       1997
                                                              -------  -------  -----------
                                                                                (UNAUDITED)
                                         ASSETS (NOTES 6 AND 7)
CURRENT ASSETS:
  Cash......................................................  $ 3,751  $ 1,684    $ 2,052
  Accounts receivable:......................................
    Trade, less allowance for doubtful accounts: $203--
      December 31, 1995; $638--December 31, 1996; $754--
      June 30, 1997.........................................    9,024   10,391     14,342
    Other...................................................      283      397        210
  Inventories (Note 3)......................................   19,786   18,840     19,617
  Refundable income taxes...................................       54       29         29
  Deferred tax assets--current (Notes 2 and 14).............               834        873
  Prepaid expenses and other current assets.................      528      380        710
                                                              -------  -------  -----------
      Total current assets..................................   33,426   32,555     37,833
PROPERTY AND EQUIPMENT, net (Note 4)........................    8,191    8,884      8,641
INTANGIBLE ASSETS, net (Note 2).............................   29,817   29,210     28,196
OTHER ASSETS................................................    1,411    1,574      1,715
DEFERRED TAX ASSETS, noncurrent (Notes 2 and 14)............               482        554
                                                              -------  -------  -----------
TOTAL.......................................................  $72,845  $72,705    $76,939
                                                              -------  -------  -----------
                                                              -------  -------  -----------


                       LIABILITIES AND STOCKHOLDERS'/MEMBERS' EQUITY                           PRO FORMA
                                                                                               (NOTE 2)
                                                                                              -----------
                                                                                              (UNAUDITED)
CURRENT LIABILITIES:
  Note payable to bank (Note 6).............................  $11,200  $10,400    $10,600
  Current portion of long-term debt (Note 7)................    2,500    3,929      4,162
  Bank overdraft............................................    1,405      656      1,935
  Accounts payable..........................................    4,663    2,892      3,269
  Accrued payroll and related expenses......................      807      536        827
  Other accrued expenses (Note 8)...........................    4,775    4,631      5,697
                                                              -------  -------  -----------
      Total current liabilities.............................   25,350   23,044     26,490
                                                              -------  -------  -----------
LONG-TERM DEBT, less current portion (Note 7)...............   27,500   26,326     24,250
                                                              -------  -------  -----------
OTHER LIABILITIES (Note 9)..................................    5,399    5,923      6,225       $ 5,468
                                                              -------  -------  -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 10 and 13).............
REDEEMABLE PREFERRED STOCK, stated value $1.00; aggregate
  liquidation value of $16,543 at December 31, 1996 and
  $17,364 at June 30, 1997 (Note 11)........................            16,287     17,122           232
                                                                       -------  -----------
STOCKHOLDERS'/MEMBERS' EQUITY (Notes 11 and 12):
  Members' capital (Note 2).................................   14,972
  Common stock, par value $0.001, 20,000,000 shares
    authorized; 10,000,000 shares issued and outstanding at
    December 31, 1996 and June 30, 1997 (unaudited),
    respectively, (unaudited pro forma 11,490,653 shares)...                10         10            11
  Additional capital........................................                90         94        17,982
  Notes receivable from stockholders (Note 5)...............     (205)    (225)      (235)         (235)
  Retained earnings (deficit)...............................     (171)   1,250      2,983         2,741
                                                              -------  -------  -----------   -----------
      Total stockholders'/members' equity...................   14,596    1,125      2,852        20,499
                                                              -------  -------  -----------   -----------
TOTAL.......................................................  $72,845  $72,705    $76,939       $76,939
                                                              -------  -------  -----------   -----------
                                                              -------  -------  -----------   -----------


                See notes to consolidated financial statements.

                                POWER-ONE, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                COMPANY
                                                            ------------------------------------------------
                                    PREDECESSOR COMPANY      PERIOD FROM
                                  ------------------------   OCTOBER 1,
                                     YEAR      NINE MONTHS      1995
                                     ENDED        ENDED      (INCEPTION)   YEAR ENDED     SIX MONTHS ENDED
                                   DECEMBER     SEPTEMBER      THROUGH      DECEMBER          JUNE 30,
                                      31,          30,      DECEMBER 31,       31,      --------------------
                                     1994         1995          1995          1996        1996       1997
                                  -----------  -----------  -------------  -----------  ---------  ---------
                                                                                            (UNAUDITED)
NET SALES.......................   $  55,702    $  52,732     $  20,670     $  74,210   $  40,743  $  40,173
COST OF GOODS SOLD (Note 1).....      35,751       31,525        14,348        45,305      24,709     24,348
                                  -----------  -----------  -------------  -----------  ---------  ---------
GROSS PROFIT....................      19,951       21,207         6,322        28,905      16,034     15,825
                                  -----------  -----------  -------------  -----------  ---------  ---------
EXPENSES:
  Selling.......................       6,283        5,680         1,778         6,865       3,852      3,894
  General and administrative....       5,784        5,267         2,105         7,458       4,097      3,894
  Engineering...................       2,725        2,397         1,064         3,964       2,441      1,628
  Amortization of intangibles...                                    472         2,003         952      1,014
  Other.........................                                                  613
                                  -----------  -----------  -------------  -----------  ---------  ---------
    Total expenses..............      14,792       13,344         5,419        20,903      11,342     10,430
                                  -----------  -----------  -------------  -----------  ---------  ---------
INCOME FROM OPERATIONS..........       5,159        7,863           903         8,002       4,692      5,395
                                  -----------  -----------  -------------  -----------  ---------  ---------
OTHER INCOME (EXPENSE):
  Interest income...............          32           65            24            28          16         11
  Interest expense..............        (629)        (494)       (1,026)       (4,222)     (1,951)    (2,009)
  Other income (expense)........         (24)         (32)          (60)          (16)        (51)        37
                                  -----------  -----------  -------------  -----------  ---------  ---------
    Total other expense.........        (621)        (461)       (1,062)       (4,210)     (1,986)    (1,961)
                                  -----------  -----------  -------------  -----------  ---------  ---------
INCOME (LOSS) BEFORE INCOME
  TAXES.........................       4,538        7,402          (159)        3,792       2,706      3,434
INCOME TAXES (Notes 2 and 14)...          75          155            12           396         283        866
                                  -----------  -----------  -------------  -----------  ---------  ---------
NET INCOME (LOSS)...............   $   4,463    $   7,247     $    (171)    $   3,396   $   2,423  $   2,568
                                  -----------  -----------  -------------  -----------  ---------  ---------
                                  -----------  -----------  -------------  -----------  ---------  ---------
PRO FORMA INFORMATION (Note 2)
  (Unaudited):
  Income (loss) before income
    taxes as reported...........   $   4,538    $   7,402     $    (159)    $   3,792   $   2,706  $   3,434
  Pro forma income tax (benefit)
    provision...................       1,179        2,767          (121)          923         658        866
                                  -----------  -----------  -------------  -----------  ---------  ---------
  Pro forma net income (loss)...   $   3,359    $   4,635     $     (38)    $   2,869   $   2,048  $   2,568
                                  -----------  -----------  -------------  -----------  ---------  ---------
                                  -----------  -----------  -------------  -----------  ---------  ---------
  Pro forma net income per
    share.......................                                            $    0.24              $    0.22
                                                                           -----------             ---------
                                                                           -----------             ---------
  Pro forma weighted average
    shares outstanding..........                                               11,875                 11,947
                                                                           -----------             ---------
                                                                           -----------             ---------


                See notes to consolidated financial statements.

                                POWER-ONE, INC.

            CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK AND
                         STOCKHOLDERS'/MEMBERS' EQUITY

     PERIOD FROM OCTOBER 1, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995 AND
      YEAR ENDED DECEMBER 31, 1996 AND THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                                                             STOCKHOLDERS'/MEMBERS' EQUITY
                                    REDEEMABLE PREFERRED   -----------------------------------------------------------------
                                            STOCK                            COMMON STOCK                         NOTES
                                    ---------------------   MEMBERS'    ----------------------  ADDITIONAL   RECEIVABLE FROM
                                      SHARES     AMOUNT      CAPITAL     SHARES      AMOUNT       CAPITAL     STOCKHOLDERS
                                    ----------  ---------  -----------  ---------  -----------  -----------  ---------------
BALANCE, OCTOBER 1, 1995
  (Inception).....................                          $  --                                               $  --
  Contribution of members
    capital.......................                             14,972                                                (200)
  Interest on notes receivable
    from stockholders.............                                                                                     (5)
  Net loss........................
                                                           -----------                                              -----
BALANCE, DECEMBER 31, 1995........                             14,972                                                (205)
  Net distribution to members of
    Power-One LLC.................
Effect of conversion from limited
  liability company to C
  corporation.....................  15,153,698  $  14,872     (14,972)  10,000,000  $      10    $      90
  Interest on notes receivable
    from stockholders.............                                                                                    (20)
  Accretion of preferred stock to
    redemption value (Note 11)....                     26
  Accrual of preferred stock
    dividend (Note 11)............                  1,389
  Net income......................
                                    ----------  ---------  -----------  ---------       -----   -----------         -----
BALANCE, DECEMBER 31, 1996........  15,153,698     16,287      --       10,000,000         10           90           (225)
  Interest on notes receivable
    from stockholder
    (unaudited)...................                                                                                    (10)
  Accretion of preferred stock to
    redemption value
    (Unaudited)...................                     14
  Accrual of preferred stock
    dividend (Unaudited)..........                    821
  Stock option compensation
    expense-net...................
  Net income (Unaudited)..........                                                                       4
                                    ----------  ---------  -----------  ---------       -----   -----------         -----
BALANCE, JUNE 30, 1997
  (Unaudited).....................  15,153,698     17,122               10,000,000         10           94           (235)
  Conversion (on a pro forma
    basis) of other liabilities to
    common stock (unaudited) (Note
    2)............................                                         63,054      --              757
  Conversion (on a pro forma
    basis) of preferred stock to
    common stock (Unaudited) (Note
    2)............................  (14,950,848)   (16,890)             1,427,599           1    $  17,131
                                    ----------  ---------  -----------  ---------       -----   -----------         -----
PRO FORMA BALANCE, JUNE 30, 1997
  (Note 2) (Unaudited)............     202,850  $     232   $  --       11,490,653  $      11    $  17,982      $    (235)
                                    ----------  ---------  -----------  ---------       -----   -----------         -----
                                    ----------  ---------  -----------  ---------       -----   -----------         -----


                                     RETAINED
                                     EARNINGS
                                     (DEFICIT)     TOTAL
                                    -----------  ---------
BALANCE, OCTOBER 1, 1995
  (Inception).....................   $  --       $  --
  Contribution of members
    capital.......................                  14,772
  Interest on notes receivable
    from stockholders.............                      (5)
  Net loss........................        (171)       (171)
                                    -----------  ---------
BALANCE, DECEMBER 31, 1995........        (171)     14,596
  Net distribution to members of
    Power-One LLC.................        (560)       (560)
Effect of conversion from limited
  liability company to C
  corporation.....................                 (14,872)
  Interest on notes receivable
    from stockholders.............                     (20)
  Accretion of preferred stock to
    redemption value (Note 11)....         (26)        (26)
  Accrual of preferred stock
    dividend (Note 11)............      (1,389)     (1,389)
  Net income......................       3,396       3,396
                                    -----------  ---------
BALANCE, DECEMBER 31, 1996........       1,250       1,125
  Interest on notes receivable
    from stockholder
    (unaudited)...................                     (10)
  Accretion of preferred stock to
    redemption value
    (Unaudited)...................         (14)        (14)
  Accrual of preferred stock
    dividend (Unaudited)..........        (821)       (821)
  Stock option compensation
    expense-net...................                       4
  Net income (Unaudited)..........       2,568       2,568
                                    -----------  ---------
BALANCE, JUNE 30, 1997
  (Unaudited).....................       2,983       2,852
  Conversion (on a pro forma
    basis) of other liabilities to
    common stock (unaudited) (Note
    2)............................                     757
  Conversion (on a pro forma
    basis) of preferred stock to
    common stock (Unaudited) (Note
    2)............................        (242)     16,890
                                    -----------  ---------
PRO FORMA BALANCE, JUNE 30, 1997
  (Note 2) (Unaudited)............   $   2,741   $  20,499
                                    -----------  ---------
                                    -----------  ---------


                See notes to consolidated financial statements.

                                 POWER-ONE INC.

        COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY--PREDECESSOR COMPANY

     YEAR ENDED DECEMBER 31, 1994 AND NINE MONTHS ENDED SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                               POWER-ELECTRONICS, INC.
                                                  --------------------------------------------------
                          POWER-ONE, INC. COMMON           VOTING            NONVOTING COMMON STOCK          PODER-UNO
                                  STOCK                 COMMON STOCK                                        COMMON STOCK
                          ----------------------  ------------------------  ------------------------  ------------------------
                           SHARES      AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT      SHARES       AMOUNT
                          ---------  -----------  -----------  -----------  -----------  -----------  ---------  -------------
BALANCE, JANUARY 1,
  1994..................    721,432   $     144       72,854    $       1       --        $  --       7,117,300    $       3
  Repurchase of common
    stock...............     (6,389)         (1)        (607)
  Shares issued.........      3,292          14          333           41
  Net income............
                                                                                                                          --
                          ---------       -----   -----------         ---          ---        -----   ---------
BALANCE, DECEMBER 31,
  1994..................    718,335         157       72,580           42                             7,117,300            3
  Notes receivable from
    stockholders........
  Net income............
                                                                                                                          --
                          ---------       -----   -----------         ---          ---        -----   ---------
BALANCE, SEPTEMBER 30,
  1995..................    718,335   $     157       72,580    $      42       --        $  --       7,117,300    $       3
                                                                                                                          --
                                                                                                                          --
                          ---------       -----   -----------         ---          ---        -----   ---------
                          ---------       -----   -----------         ---          ---        -----   ---------


                               NOTES
                          RECEIVABLE FROM   RETAINED
                           STOCKHOLDERS     EARNINGS      TOTAL
                          ---------------  -----------  ---------
BALANCE, JANUARY 1,
  1994..................     $  --          $   6,938   $   7,086
  Repurchase of common
    stock...............                         (148)       (149)
  Shares issued.........                                       55
  Net income............                        4,463       4,463

                                 -----     -----------  ---------
BALANCE, DECEMBER 31,
  1994..................                       11,253      11,455
  Notes receivable from
    stockholders........          (789)                      (789)
  Net income............                        7,247       7,247

                                 -----     -----------  ---------
BALANCE, SEPTEMBER 30,
  1995..................     $    (789)     $  18,500   $  17,913

                                 -----     -----------  ---------
                                 -----     -----------  ---------

                See notes to consolidated financial statements.

                 (This page has been left blank intentionally.)

                                POWER-ONE, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                 COMPANY
                                                             -----------------------------------------------
                                                             PERIOD FROM
                                     PREDECESSOR COMPANY      OCTOBER 1,
                                   ------------------------      1995
                                                NINE MONTHS  (INCEPTION)                  SIX MONTHS ENDED
                                   YEAR ENDED      ENDED       THROUGH     YEAR ENDED   --------------------
                                    DECEMBER     SEPTEMBER   DECEMBER 31,   DECEMBER    JUNE 30,   JUNE 30,
                                    31, 1994     30, 1995        1995       31, 1996      1996       1997
                                   -----------  -----------  ------------  -----------  ---------  ---------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)..............   $   4,463    $   7,247    $     (171)   $   3,396   $   2,423  $   2,568
  Adjustments to reconcile net
    income (loss) to net cash
    provided by operating
    activities:
    Depreciation and
      amortization...............         798          701           815        4,213       1,890      2,060
    Gain on sale of property and
      equipment..................         (42)
    Deferred income taxes........                                              (1,316)       (432)      (111)
    Loss on sale of real
      estate.....................          81
    Changes in operating assets
      and liabilities:
      Accounts receivable, net...        (362)      (2,726)         (928)      (1,501)     (1,261)    (3,764)
      Inventories................        (582)      (5,443)         (733)         946       1,620       (777)
      Refundable income taxes....          62           (4)           21           25          25
      Prepaid expenses and other
        current assets...........        (158)         (75)         (140)         148        (709)      (330)
      Accounts payable...........        (627)       3,937          (499)      (1,771)     (1,513)       377
      Accrued expenses...........         416        2,783          (517)        (415)       (360)     1,357
      Other liabilities..........                                                 524         260        302
                                   -----------  -----------  ------------  -----------  ---------  ---------
        Net cash provided by
          (used in) operating
          activities.............       4,049        6,420        (2,152)       4,249       1,943      1,682
                                   -----------  -----------  ------------  -----------  ---------  ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Acquisition of property and
    equipment....................      (1,978)      (1,928)       (1,480)      (2,903)     (2,184)      (799)
  Proceeds from sale of property
    and equipment................         286
  Purchase of Power-One, net of
    acquired cash of $4,452......                                (42,158)
  Proceeds from sale of real
    estate.......................          80
  Payment to Power-Electronics,
    Inc. shareholders............                                 (5,000)
  Payments for purchased
    technology...................                                                (391)
  Other assets...................         (51)         (17)       (1,202)        (163)        104       (141)
                                   -----------  -----------  ------------  -----------  ---------  ---------
        Net cash used in
          investing activities...   $  (1,663)   $  (1,945)   $  (49,840)   $  (3,457)  $  (2,080) $    (940)
                                   -----------  -----------  ------------  -----------  ---------  ---------

                                                                     (Continued)

                                POWER-ONE, INC.

                                 (IN THOUSANDS)

                                                                                                 COMPANY
                                                                          -----------------------------------------------------
                                                                           PERIOD FROM
                                                PREDECESSOR COMPANY         OCTOBER 1,
                                            ----------------------------       1995
                                                            NINE MONTHS    (INCEPTION)                      SIX MONTHS ENDED
                                             YEAR ENDED        ENDED         THROUGH       YEAR ENDED    ----------------------
                                            DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   JUNE 30,    JUNE 30,
                                                1994           1995            1995           1996         1996        1997
                                            -------------  -------------  --------------  -------------  ---------  -----------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of capital lease
    obligations...........................    $     (30)     $    (113)
  Proceeds from borrowings on notes
    payable to bank.......................                                  $   11,200      $   2,300    $   1,500   $     200
  Repayments of note payable to bank......         (736)         1,193                         (3,100)
  Bank overdraft..........................          797            385            (229)          (749)       1,351       1,279
  Proceeds from borrowings on long-term
    debt..................................          307                         30,000          3,250
  Repayments of long-term debt............         (564)          (414)                        (4,000)      (1,250)     (1,843)
  Dividends paid..........................         (300)          (950)
  Repurchase of common stock..............         (149)
  Proceeds from sale of common stock......           55
  Proceeds from issuance of members
    capital...............................                                      14,772
  Net distributions to members of
    Power-One LLC.........................                                                       (560)      (1,495)
  Increase in notes receivable from
    stockholders..........................                        (789)                                                    (10)
                                                 ------         ------         -------         ------    ---------  -----------
    Net cash (used in) provided by
      financing activities................         (620)          (688)         55,743         (2,859)         106        (374)
                                                 ------         ------         -------         ------    ---------  -----------
(DECREASE) INCREASE IN CASH...............        1,766          3,787           3,751         (2,067)         (31)        368
CASH, BEGINNING OF PERIOD.................        1,999          3,765                          3,751        3,751       1,684
                                                 ------         ------         -------         ------    ---------  -----------
CASH, END OF PERIOD.......................    $   3,765      $   7,552      $    3,751      $   1,684    $   3,720   $   2,052
                                                 ------         ------         -------         ------    ---------  -----------
                                                 ------         ------         -------         ------    ---------  -----------
NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Subordinated note issued for purchase of
    leasehold improvements................    $     125
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for:..........................
    Interest..............................    $     638      $     501      $      929      $   3,841    $   1,469   $   1,150
    Income taxes..........................    $     162      $     119      $   --          $     765    $     485   $   1,665

                See notes to consolidated financial statements.

                                POWER-ONE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

1.  GENERAL INFORMATION

    The accompanying financial statements of Power-One, Inc. (the "Company") reflect the consolidated results of its operations since its inception on October 1, 1995 and include the accounts of Power-One, Inc. ("Power-One"), located in Camarillo, California, and its wholly owned subsidiaries, Power-Electronics, Inc. ("P-E") in Puerto Rico and its Division located in the Dominican Republic, and Poder Uno de Mexico, S.A. de C.V. ("Poder Uno"), a company located in Mexico under the MAQUILADORA program.


    The assets, liabilities and operations of Poder Uno and P-E's Division in the Dominican Republic are not significant in relation to the consolidated financial statements, and the U.S. dollar is considered to be the functional currency. Such operations represent captive manufacturing facilities of the Company. The Company's reporting period coincides with the 52- to 53-week period ending on the Sunday closest to December 31 and its fiscal quarters are the 13 or 14 week periods ending on the Sunday nearest to March 31, June 30, September 30 and December 31. The years ended December 31, 1994, 1995 and 1996 all represent 52-week years. For simplicity of presentation, the Company has described year-ends presented as of December 31 and the six-month periods ended as June 30.


    ORGANIZATION--Effective September 27, 1995, the Company acquired substantially all of the assets and liabilities of Power-One, Inc. and the outstanding capital stock of P-E and Poder Uno (collectively the "Predecessor Company"). For financial reporting purposes, the agreement has been treated as if it was effective on October 2, 1995, the beginning of the Company's fourth quarter. Transactions associated with the Company's operations during the period from September 28 through October 1, 1995 are insignificant when considered in relation to the consolidated financial statements taken as a whole and have been included in the Predecessor Company financial statements. The accompanying financial statements reflect the combined results of operations of the Predecessor Company for the year ended December 31, 1994 and the nine-month period ended September 30, 1995.

    The acquisition price included approximately $46,610,000 in cash and $8,100,000 in distributions from P-E. The acquisition has been accounted for by the purchase method of accounting, and accordingly, the acquisition price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values on the date of acquisition. The excess purchase price over the fair value of the net assets acquired of $30,289,000 was allocated to intangible assets (see Note 2). Consequently, the amounts reported in the accompanying financial statements for the Company are not comparable to the amounts shown for the Predecessor Company in the prior periods.

    Included in cost of goods sold for the period ended December 31, 1995 is $1,525,000, which primarily represents the difference between the fair value of inventory acquired and the recorded carrying value of the inventory at the acquisition date.

    Power-One, Inc., formerly Power-One LLC, converted from a limited liability company to a C corporation on January 29, 1996. To effect the conversion, the Company formed a new corporation and merged into the newly formed entity. The new corporation, Power-One, Inc., simultaneously issued 10,000,000 shares of common stock, with a par value of $0.001 per share, and 15,153,698 shares of Series A redeemable preferred stock in exchange for each existing member's respective percentage ownership interest in Power-One LLC. The exchange has been recorded at the Company's historical carrying values on the date of conversion (see Note 11).

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

1.  GENERAL INFORMATION (CONTINUED)
    OPERATIONS--The Company operates primarily in one industry segment which includes the design, development and manufacture of open frame D.C. power supplies for the commercial electronics industry. The Company sells its products and grants credit to customers in this industry, primarily in the United States. Sales to the Company's largest customers amounted to 12% to a single customer in 1994, 11% each to two customers throughout 1995, 15% to a single customer in 1996 and 13%, 12% and 10% to three customers for the six months ended June 30, 1997.

2.  SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The accompanying financial statements include the consolidated accounts of the Company and its wholly owned subsidiaries and the combined operations of the Predecessor Company. The majority of P-E's and all of Poder Uno's sales are to Power-One, Inc. All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Provision for depreciation has been made based upon the estimated useful lives of the assets, which range from three to ten years, using principally the double declining balance and straight-line methods. Provision for amortization of leasehold improvements is made based upon the estimated lives of the assets or terms of the leases, whichever is shorter.

    ENGINEERING--Engineering costs include sustaining product engineering, custom product development and research and development costs which are expensed in the period incurred.

    INTANGIBLE ASSETS--Intangible assets includes cost in excess of net assets acquired in connection with the acquisition of the Company (see Note 1) which have been allocated among certain intangible items determined by management to have value such as the company name, distribution network and product lines. Provision for amortization has been made based upon the estimated useful lives of the intangible asset categories, which range from 5 to 25 years, using the straight-line method. At December 31, 1995 and 1996 and June 30, 1997, accumulated amortization related to these intangible assets totaled $472,000, $2,370,000 and $3,315,000, respectively.

    Intangible assets include purchased technology related to a technology and license agreement (the "Agreement") with a company entered into on April 2, 1996. The Agreement calls for total cash payments of $1,500,000 over approximately two years in return for exclusive rights to specified technical information. The obligation and asset were recorded at present value using an implicit interest rate of 8.5%. The asset is being amortized over the estimated useful life of the products, ten years, using the straight-line method. Accumulated amortization was $105,000 and $174,000 at December 31, 1996 and June 30, 1997, respectively.

    The Company periodically reviews the carrying value of intangible assets, and if future cash flows are believed insufficient to recover the remaining carrying value of an intangible asset, the carrying value is written down in the period the impairment is identified to its future recoverable value.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MEMBERS' CAPITAL--At December 31, 1995, no class of stock had been issued, and members' capital was composed of percentage ownership interests as agreed upon at the time of the Company's formation (see Note 1).

    INCOME TAXES--Until January 29, 1996, Power-One LLC was a limited liability company, and accordingly, the taxable income or loss until that date was allocated to members in accordance with their respective percentage ownership. Additionally, the Predecessor Company had elected to be taxed as an S corporation, for which the taxable income of the entity was allocated to the stockholders and reflected on their respective tax returns.

    Upon conversion to a C corporation on January 29, 1996, the Company recorded a net deferred tax asset of $456,000, computed based on the difference between the book and tax bases of its assets and liabilities as of that date.

    Income taxes for Power-One, Inc. are provided for taxes currently payable or refundable, and deferred income taxes arising from future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The effects of income taxes are measured based on enacted tax laws or rates.

    Under the provisions of the Puerto Rico Industrial Incentives Act of 1987, the Company has been granted a 90% partial tax exemption from the payment of Puerto Rico taxes on income derived from marketing the products manufactured by the Company in Puerto Rico. In addition, the grant also provides for a 90% exemption on property taxes and a 60% exemption on municipal license taxes. The Company has received similar tax exemptions in Puerto Rico in connection with the distribution of its products. All of these exemptions are valid through 2010. Additionally, P-E operates in the Dominican Republic in a tax-free enterprise zone and, accordingly, pays no income taxes in connection with its operations in that country. The Company has not provided for U.S. federal and state income tax that would be paid on unremitted earnings of approximately $2,070,000 and $3,630,000 at December 31, 1996 and June 30, 1997 (unaudited), respectively, from P-E, as there is no intention to remit the earnings.

    The Company's operations in Mexico are subject to various income and corporate taxes on earnings generated in Mexico under the MAQUILADORA program. These taxes have not been material to date.


    PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE--Pro forma net income per common and common equivalent share for the year ended December 31, 1996 and for the six-month period ended June 30, 1997 have been determined by dividing pro forma net income by the weighted average common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. As required by rules promulgated by the Securities and Exchange Commission, options issued at prices below the offering price in the twelve months prior to the initial public offering and redeemable preferred stock and other liabilities owed to certain officers expected to be converted to common stock have been included in the calculation of weighted average common and common equivalent shares as if outstanding for the periods presented using the treasury stock method. Income per share for all periods prior to the year ended December 31, 1996 have not been presented as such information is not indicative of the Company as an on-going entity.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED PRO FORMA INFORMATION--Prior to January 29, 1996, net income of the Company and the Predecessor Company flowed through to their stockholders/members. Consequently, income taxes were the responsibility of the stockholders/members. The unaudited pro forma income tax provisions included in the statements of operations are determined as if the Company and the Predecessor Company were taxable entities for all periods presented. For pro forma presentation purposes, U.S. federal and state income taxes have not been provided on earnings of P-E as there is no intention to remit these earnings.


    As of June 30, 1997, the unaudited pro forma consolidated balance sheet and statement of redeemable preferred stock and stockholders'/members' equity have been presented assuming the conversion of the Company's Series A redeemable preferred stock plus accrued dividends and a portion of the other liabilities plus accrued interest. Upon election of the preferred stockholders and officers owed amounts under the Other Liabilities and closing of the public offering contemplated by this Prospectus, it is anticipated that all but 202,850 shares of the 15,153,698 preferred shares outstanding plus accrued dividends thereon, as well as $757,000 in other liabilities owed to officers, will convert into common stock of the Company at $12.00 per share, the midpoint of the offering price range set forth on the cover page of this Prospectus. Accordingly, pro forma stockholders' equity reflects the conversion of the preferred stock and other liabilities into 1,490,653 shares of the Company's common stock.


    UNAUDITED FINANCIAL STATEMENTS--In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such dates and for such periods.

    REVENUE RECOGNITION--Revenue is recognized upon shipment of product.

    USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.


    DERIVATIVE INSTRUMENTS--The Company enters into derivative instruments to manage exposure to fluctuations in interest rates. The interest rate differential and any gains and losses resulting from interest rate swaps or swaption contracts all of which are used to hedge underlying debt obligations are reflected as an adjustment to interest expense over the life of the swaps.


    FAIR VALUE OF FINANCIAL INSTRUMENTS--The recorded values of accounts receivable, accounts payable and accrued expenses approximate their fair value based on their short-term nature. The recorded values of notes payable to bank, long-term debt and other liabilities approximate fair value, as interest is tied to or approximates market rates. The fair value of the Company's interest rate swap and interest swaption agreements are based on a termination value and approximated $107,000 and $58,000 in favor of the Company at December 31, 1996 and June 30, 1997, respectively.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, placed with high credit quality institutions, and trade receivables. The Company sells products and extends credit to customers, primarily in the United States, periodically monitors its exposure to credit losses, and maintains allowances for anticipated losses.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NEW ACCOUNTING STANDARD--In February 1997, the Financial Accounting Standard Board issued Statement No. 128, "Earnings per Share," which is required to be adopted for periods ending after December 15, 1997 (1998 for the Company). At that time, the Company will be required to compute earnings per share under the new standard and the dilutive effect of stock options will be excluded from basic earnings per share.

3.  INVENTORIES

    Inventories consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------   JUNE 30,
                                                               1995       1996        1997
                                                             ---------  ---------  -----------
                                                                                   (UNAUDITED)
Raw materials..............................................  $  10,799  $  11,885   $  12,551
Subassemblies-in-process...................................      5,648      4,257       3,279
Finished goods.............................................      3,339      2,698       3,787
                                                             ---------  ---------  -----------
                                                             $  19,786  $  18,840   $  19,617
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------   JUNE 30,
                                                                1995       1996        1997
                                                              ---------  ---------  -----------
                                                                                    (UNAUDITED)
Land........................................................             $     583   $     583
Factory and office equipment................................  $   6,440      7,911       8,387
Autos.......................................................        124        508         568
Leasehold improvements......................................      1,171      1,468       1,600
Construction in progress....................................        799        920       1,009
                                                              ---------  ---------  -----------
                                                                  8,534     11,390      12,147
Less accumulated depreciation and amortization..............        343      2,506       3,506
                                                              ---------  ---------  -----------
                                                              $   8,191  $   8,884   $   8,641
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

5.  NOTES RECEIVABLE FROM STOCKHOLDERS

    The Company advanced cash of $200,000 to two of its stockholders in exchange for notes receivable, which accrue interest at 10% per annum with all principal and interest due on September 27, 2005. The notes and related accrued interest are shown as a reduction of stockholders' equity as of December 31, 1995 and 1996 and June 30, 1997.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

6.  NOTE PAYABLE TO BANK

    Power-One has a credit agreement with a bank that provides the Company with a revolving line of credit of up to $17,500,000 with interest on amounts outstanding payable monthly based on one of the following rates, as selected by the Company: LIBOR plus 2.0% to 2.5% or the bank's base rate plus 1.0% to 1.5%. The interest rate was 7.875% and 8.1875% at December 31, 1996 and June 30, 1997 (unaudited), respectively. The Company's available credit under the revolving line was $7,100,000 and $6,900,000 at December 31, 1996 and June 30, 1997,
respectively. Borrowings are collateralized by substantially all of the Company's assets.

    The credit agreement (i) provides for restrictions on additional borrowings, dividends, leases and capital expenditures; (ii) prohibits the Company, without prior approval, from paying dividends, liquidating, merging, consolidating or selling its assets or business; and (iii) requires the Company to maintain a specified net worth, minimum working capital and certain ratios of current liabilities and total debt to net worth. At December 31, 1996 and June 30, 1997 the Company was in compliance with all debt covenants.

    Effective October 30, 1995, the Company entered into an interest swap agreement with a bank for a notional amount of $20,000,000. Under the agreement, the Company has agreed to a fixed rate of 6.025% and the bank has agreed to a floating rate equal to LIBOR. Interest payments are exchanged quarterly beginning January 30, 1996.


    On March 31, 1997, the Company amended the original termination date of its interest swap agreement from October 30, 2000 to April 30, 1999 and concurrently entered into a swaption agreement. Under the swaption agreement, the Company may exercise on April 28, 1999 its option to enter into a one-year interest swap agreement with a notional amount of $15,000,000. If exercised, the Company would agree to pay a fixed rate of 10% and the bank would agree to a floating rate equal to LIBOR (see Notes 2 and 7). In conjunction with these transactions the Company realized a net gain of $145,000 on the transaction, which has been deferred and is being amortized over the life of the agreements in interest expense.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

7.  LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                                     DECEMBER 31,
                                                                                 --------------------   JUNE 30,
                                                                                   1995       1996        1997
                                                                                 ---------  ---------  -----------
                                                                                                       (UNAUDITED)
Term loan due September 30, 2002, payable to a bank requiring quarterly principal payments starting at $625,000 on January 1, 1996, increasing to
  $1,750,000. Interest on amounts outstanding is payable monthly based on one of the following rates as selected by the Company, LIBOR plus 2.0% to 2.5% or the bank's base rate plus 1.0% to 1.5%. The interest rate was 7.875% and
  8.03% at December 31, 1996 and June 30, 1997, respectively. The loan is collateralized by substantially all of the Company's assets and is subject to
  the restrictive covenants described in Note 6................................  $  30,000  $  29,250   $  27,750
Present value of technology and license agreement obligation at 8.5% (Note
  2)...........................................................................                 1,005         662
                                                                                 ---------  ---------  -----------
                                                                                    30,000     30,255      28,412
Less current portion...........................................................      2,500      3,929       4,162
                                                                                 ---------  ---------  -----------
Long-term debt, less current portion...........................................  $  27,500  $  26,326   $  24,250
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

    Scheduled principal repayment requirements for long-term debt are as follows (in thousands):

YEAR ENDING DECEMBER 31,
-----------------------------------------------------------------------------------
1997...............................................................................  $   3,929
1998...............................................................................      4,451
1999...............................................................................      4,687
2000...............................................................................      5,500
2001...............................................................................      6,438
Thereafter.........................................................................      5,250
                                                                                     ---------
                                                                                     $  30,255
                                                                                     ---------
                                                                                     ---------

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

8.  OTHER ACCRUED EXPENSES

    Other accrued expenses consist of the following (in thousands):

                                                                   DECEMBER 31,
                                                               --------------------   JUNE 30,
                                                                 1995       1996        1997
                                                               ---------  ---------  -----------
                                                                                     (UNAUDITED)
Accrued bonuses..............................................  $   1,379  $     317   $   1,078
Accrued sales commissions....................................        929      1,132       1,418
Accrued warranty expense.....................................        400        400         400
Income taxes payable.........................................                   809         353
Other accrued expenses.......................................      2,067      1,973       2,448
                                                               ---------  ---------  -----------
                                                               $   4,775  $   4,631   $   5,697
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

9.  OTHER LIABILITIES

    Under the terms of employment and compensation agreements with key members of management entered into at the time of the Company's acquisition in 1995, the Company is obligated to pay in aggregate $5,264,000 plus accrued interest on the balance at 10% per annum. The agreements specify that the Company will pay the balance due in 20 quarterly installments beginning on the first of the month following (i) retirement or termination (other than by voluntary action or discharge for cause during a specified period) or, in the event of death, to the designated beneficiary; or (ii) upon completion of an initial public offering. In addition, if employment continues through December 31, 1997, under certain provisions as specified in the agreements, payments under similar terms may begin on September 30, 1998. A lump-sum payment will be paid to each employee in the event of a greater than 50% change in ownership of the Company.

10.  COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES--Power-One, Inc. leases its production and office facilities under a lease agreement expiring on September 1, 2004. The lease provides for increases each five years under a formula based upon changes in the consumer price index.

    The Company also leases manufacturing facilities in Puerto Rico, the Dominican Republic and Mexico. The leases expire at various dates through 2001 and provide for renewal options of up to five years in Puerto Rico, six years in the Dominican Republic and one year for certain of its facilities in Mexico.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments for operating leases as of December 31, 1996 are as follows (in thousands):

1997.................................................................................  $   1,109
1998.................................................................................      1,015
1999.................................................................................      1,015
2000.................................................................................        914
2001.................................................................................        828
Thereafter...........................................................................      2,208
                                                                                       ---------
                                                                                       $   7,089
                                                                                       ---------
                                                                                       ---------

    Total rent expense was $1,054,000, $907,000, $342,000, $984,000, $613,000
and $687,000 for the year ended December 31, 1994, nine-months ended September 30, 1995, the period October 1, 1995 through December 31, 1995, the year ended December 31, 1996 and the unaudited six-month periods ended June 30, 1996 and 1997, respectively.

    PURCHASE AND SALES COMMITMENT--On April 2, 1996, the Company entered into an agreement to purchase and sell certain products from and to a company for a period extending for ten years. The value of these commitments is based on approved transactions according to the terms of the agreements at prices based on existing company pricing policies on the date of the related purchase or sale.

    LEGAL PROCEEDINGS--The Company is involved in routine litigation arising in the ordinary course of its business. In the opinion of the Company's management, none of the pending litigation will have a material adverse effect on the Company's consolidated financial condition or results of operations.

11.  REDEEMABLE PREFERRED STOCK

    Upon conversion from a limited liability company to a C corporation on January 29, 1996, the Company issued 10,000,000 shares of common stock with a par value of $0.001 and 15,153,698 shares of Series A redeemable preferred stock with a par value of $.001 and a stated value of $1.00 in a proportionate exchange for each member's interest in Power One LLC, with an aggregate historical value of $14,972,000. The historical book value of equity has been allocated $100,000 to common stock with the remaining $14,872,000 allocated to preferred stock. The difference between the stated par value and the assigned historical value of the preferred stock is being accreted into the preferred stock value over ten years.

    Preferred shares are redeemable on February 1, 2006, or such earlier date as determined by the Company's board of directors, with the redemption price being computed at the original issuance price of $1.00 per share plus any unpaid dividends, declared or undeclared.

    Preferred stockholders are entitled to 10% cumulative dividends, if declared. At December 31, 1996 and June 30, 1997 (unaudited), undeclared dividends totaled $1,389,000 and $2,210,000, respectively, which have been recorded to redeemable preferred stock.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

12.  COMMON STOCK

    STOCK OPTIONS--In February 1996, the Board of Directors approved a stock option plan for the issuance of 1,000,000 shares of common stock. The option price is determined by the Board of Directors based on the estimated fair market value of the Company's common stock on the date of grant. The options vest over seven years and include accelerated vesting provisions that allow for vesting over five years if certain performance measures are met. No options were exercisable as of December 31, 1996 or June 30, 1997. In connection with the issuance of stock options in 1997, the Company has computed compensation cost for the difference between the estimated fair market values and the option exercise prices totaling approximately $190,000, which is being amortized over the seven year vesting period of the options. For the unaudited six months ended June 30, 1997, $6,000 in compensation expense was recognized.

    Stock option activity of the Company is as follows:

                                                                           EXERCISE     WEIGHTED AVERAGE
                                                            NUMBER OF      PRICE PER     EXERCISE PRICE
                                                             OPTIONS        OPTION          PER SHARE
                                                          -------------  -------------  -----------------
Options granted--February, 1996.........................       483,000       $1.00          $    1.00
Options canceled........................................       (15,500)      $1.00          $    1.00
                                                          -------------  -------------
Options outstanding--December 31, 1996..................       467,500       $1.00          $    1.00
Options granted.........................................        34,500    $1.50-$2.00       $    1.70
Options canceled........................................        (2,250)      $1.50          $    1.50
                                                          -------------  -------------
Options outstanding--June 30, 1997......................       499,750    $1.00-$2.00       $    1.05
                                                          -------------  -------------          -----
                                                          -------------  -------------          -----

    The Company accounts for its plan in accordance with Accounting Principles Board Opinion No. 25. Had compensation cost been determined on the basis of fair value pursuant to Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," net income would have been $3,380,000 in 1996 and $2,560,000 for the six months ended June 30, 1997. The fair value of each option grant is estimated on the date of grant using the Black-Scholes model, with the following assumptions used: risk-free interest rate ranging from 6.5% to 6.9%, estimated expected volatility of 40.8%, an expected option life of
8.5 years, and no expected dividends. The fair value of stock options granted were $217,000 in 1996 and $202,000 for the six months ended June 30, 1997.


    REPURCHASE OF COMMON STOCK--Common stock held by employees and common stock issuable to employee stock option holders is subject to certain repurchase provisions contained in either the officers' employment agreement or the stock option agreement. Under the provisions of these agreements the Company has the right to call the shares held by an employee within 60 days of their severance from the Company, at a formula value based on the Company's earnings. In event the Company does not exercise its call right, the employee has the right to put the shares to the Company under a different valuation formula. Payments under these agreements are generally due over 20 equal quarterly installments plus interest, and are contingent upon the Company remaining in compliance with its debt agreements and state laws. Under the agreements, these rights cease in the event of a public offering or a change in control of the Company. Effective September 1997, the employment agreements were amended and these repurchase provisions were deleted. Accordingly, no outstanding common stock is subject to these provisions.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

13.  PROFIT SHARING PLAN

    Power-One, Inc. has a 401(k) profit sharing plan covering all employees, subject to certain participation and vesting requirements. The plan provides that Power-One, Inc. will partially match employee contributions up to specified percentages. Total contributions were $133,000, $110,000, $33,000, $143,000,
$88,000 and $68,000 for the year ended December 31, 1994, the nine-months ended September 30, 1995, the period October 1, 1995 through December 31, 1995, the year ended December 31, 1996 and the six-months ended June 30, 1996 and 1997, respectively.

14.  INCOME TAXES

    The components of income tax expense for the period from January 29, 1996, the date on which the Company converted to a tax paying entity (see Notes 1 and 2), to December 31, 1996 are as follows (in thousands):


Current:
  Federal............................................................................  $   1,221
  State..............................................................................        334
  Puerto Rico and Foreign............................................................        157
                                                                                       ---------
    Total current....................................................................      1,712
                                                                                       ---------
Deferred:
  Federal............................................................................       (675)
  State..............................................................................       (185)
                                                                                       ---------
    Total deferred...................................................................       (860)
                                                                                       ---------
Provision for income taxes...........................................................        852
Recordation of deferred income tax benefits upon conversion from limited liability
  company to C corporation...........................................................       (456)
                                                                                       ---------
Income taxes.........................................................................  $     396
                                                                                       ---------
                                                                                       ---------

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

14.  INCOME TAXES (CONTINUED)
    The components of deferred tax assets (liabilities) at December 31, 1996 are as follows (in thousands):

                                                                              FEDERAL     STATE
                                                                             ---------  ---------
Current:
  Uniform capitalization...................................................  $     250  $      69
  Sales discount reserve...................................................        157         43
  Allowance for bad debts..................................................        144         40
  Inventories..............................................................        103         28
Noncurrent:................................................................
  Obligations due at acquisition...........................................      1,790        490
  Intangible assets........................................................     (1,693)      (463)
  Accrued interest.........................................................        224         61
  Depreciation and amortization............................................         58         15
                                                                             ---------  ---------
    Net deferred tax assets................................................  $   1,033  $     283
                                                                             ---------  ---------
                                                                             ---------  ---------

    A reconciliation of the Company's provision for income taxes for the year ended December 31, 1996 (the initial year the Company became a tax paying entity) to the U.S. federal statutory rate is as follows:


                                                                           AMOUNT     PERCENTAGE
                                                                          ---------  -------------
Provision for income taxes at statutory rate............................  $   1,289           34%
Puerto Rico income taxed at lower rates.................................       (521)         (14)
State taxes net of federal benefit......................................        116            3
Tax benefit of limited liability company from January 1 to January 29,
  1996..................................................................        (97)          (3)
Other...................................................................         65            2
                                                                                              --
                                                                          ---------
                                                                                852           22
Recordation of net deferred tax assets upon conversion to C
  corporation...........................................................       (456)         (12)
                                                                                              --
                                                                          ---------
                                                                          $     396           10%
                                                                                              --
                                                                                              --
                                                                          ---------
                                                                          ---------


15.  SUBSEQUENT EVENTS--UNAUDITED

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which will be effective for the Company beginning January 1, 1998. SFAS No. 130 requires reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

                                POWER-ONE, INC.

       YEAR ENDED DECEMBER 31, 1994, PERIODS ENDED SEPTEMBER 30, 1995 AND

       DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996 AND (UNAUDITED)
                  THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997

15.  SUBSEQUENT EVENTS--UNAUDITED (CONTINUED)
    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective for the Company beginning January 1, 1998. SFAS No. 131 requires reporting of certain information about operating segments, products and services, geographic areas in which the Company operates and major customers. The statement defines an operating segment as a component of an enterprise (i) that engages in business activities from which it may earn revenues and incur expenses, (ii) whose operating results are regularly reviewed by the enterprise's chief operating decision maker to make decisions about resources to be allocated to the segment to assess its performance, and (iii) for which discreet financial information is available.

    The impact of accounting standards issued and not yet effective on the Company's financial position and result of operations has not been determined, as management is in the process of evaluating their impact.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Company Formation and Organization.............         14
Recapitalization...............................         14
Use of Proceeds................................         15
Dividend Policy................................         15
Capitalization.................................         16
Dilution.......................................         17
Selected Financial and Operating Data..........         18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         20
Business.......................................         27
Management.....................................         38
Certain Transactions...........................         44
Principal Stockholders.........................         45
Description of Capital Stock...................         47
Shares Eligible for Future Sale................         49
Underwriting...................................         50
Legal Matters..................................         51
Experts........................................         51
Additional Information.........................         52
Index to Consolidated and Combined Financial
  Statements...................................        F-1


    UNTIL            , 1997 (25 DAYS AFTER THE EFFECTIVE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS
                                 -------------

                                 STEPHENS INC.

                         ROBERTSON, STEPHENS & COMPANY

                             MONTGOMERY SECURITIES

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD fee.


                                                                                  AMOUNT TO BE
                                                                                      PAID
                                                                                  ------------
SEC registration fee............................................................  $     22,652
NASD fee........................................................................         7,975
Application fee--National Market System.........................................        50,000
Printing and engraving expenses.................................................       150,000
Legal fees and expenses.........................................................       250,000
Accounting fees and expenses....................................................       100,000
Blue Sky qualification fees and expenses........................................        10,000
Transfer Agent and Registrar fees...............................................        10,000
D&O Insurance...................................................................       300,000
Miscellaneous fees and expenses.................................................        99,373
                                                                                  ------------
  Total.........................................................................  $  1,000,000
                                                                                  ------------
                                                                                  ------------


------------------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

    The Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of such person's capacity as a director, officer, employee and/or agent of the Company or any other corporation of which such person is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

    To the extent that the Board of Directors or the stockholders of the Company wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Certificate of Incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

    The Form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On February 1, 1996, Power-One LLC, a Delaware limited liability company ("Power LLC"), was merged into Power-Merger, Inc., a Delaware corporation ("Power-Merger"), with Power-Merger as the surviving entity (the "Merger"). Immediately after the consummation of the Merger, Power-Merger changed its name to Power-One, Inc. (the "Company").

    As a result of the Merger, the Company issued an aggregate of 10,000,000 shares of Common Stock, par value $.001, and 15,153,698 shares of Series A Preferred Stock, par value $.001, to the members of Power LLC in exchange for all of the outstanding membership interests of Power LLC. The Company issued the shares without complying with the registration and prospectus delivery requirements of the Securities Act, in reliance upon the exemption provided by
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement

       3.1   Form of Restated Certificate of Incorporation of the Company

       3.2   Form of Amended and Restated Bylaws of the Company

       4.1   Specimen of Common Stock Certificate

       5.1   Opinion of O'Melveny & Myers LLP

      10.1   Form of Indemnification Agreement between the Company and its directors, executive officers and certain other officers

     10.2*   Form of Employment and Compensation Agreements between the Company and Mr. Goldman, Mr. Schnopp, Mr.
              Roark, Mr. Hage, and Mr. Godfrey

     10.3*   Form of Amendment to Employment and Compensation Agreements

     10.5*   1996 Stock Incentive Plan

      10.6   Amended and Restated 1996 Stock Incentive Plan

      10.7   Form of Management Bonus Plan

      10.8   Credit Agreement among the Company, NationsBank of Texas, N.A., and certain lenders, dated September
              27, 1995

      10.9   First Amendment to Credit Agreement among the Company, NationsBank of Texas, N.A. and certain lenders, dated February 1, 1996

     10.10   Second Amendment to Credit Agreement among the Company, NationsBank of Texas, N.A. and certain lenders, dated September 18, 1996

  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
     10.11   Security Agreement between the Company and NationsBank of Texas, N.A., dated February 1, 1996

     10.12   Form of Pledge Agreement

     10.13   Product and Component Agreement, including the related License Agreement, between the Company and Calex
              Manufacturing Company
              dated April 2, 1996

     10.14   P-E Tax Exemption Grant dated January 4, 1995

     10.15   Third Amendment to Credit Agreement among the Company, NationsBank of Texas, N.A. and certain lenders, dated August 18, 1997

     10.16   Form of Employee Stock Purchase Plan

     10.17   Form of Selection Letter between Company and each executive officer

     10.18   Amendment to Employment and Compensation Agreement dated September 11, 1997

        11   Statement regarding Computation of Pro Forma Per Share Earnings

       21*   List of Subsidiaries

      23.1   Independent Auditors' Consent and Report on Financial Statement Schedule

      23.2   Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)

       24*   Power of Attorney (see page S-1)

     27.1*   Financial Statements Schedule


------------------------


*   Previously filed.


(b) Financial Statement Schedule

    Valuation and Qualifying Accounts--Schedule VIII

    All other schedules for which provision is made in the applicable accounting regulations of the Commission are provided in the Notes to the Financial Statements included elsewhere in this Registration Statement or are not required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 12th day of September, 1997.


                                              POWER-ONE, INC.

                                              By:                  /s/ STEVEN J. GOLDMAN
                                                         -----------------------------------------
                                                                     Steven J. Goldman
                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
    /s/ STEVEN J. GOLDMAN         Officer and Chairman
------------------------------    (Principal Executive      September 12, 1997
      Steven J. Goldman           Officer)

                                Vice President, Chief
              *                   Financial Officer and
------------------------------    Secretary                 September 12, 1997
       Eddie K. Schnopp           (Principal Financial and
                                  Accounting Officer)

              *
------------------------------  Director                    September 12, 1997
       Jon E.M. Jacoby

              *
------------------------------  Director                    September 12, 1997
      Douglas H. Martin




*By:  /s/ Steven J. Goldman
      -------------------------
      Steven J. Goldman
      ATTORNEY-IN-FACT

                                POWER ONE, INC.

                VALUATION AND QUALIFYING ACCOUNTS--SCHEDULE VIII

                                                      COLUMN B      COLUMN C--ADDITIONS                     COLUMN E
                                                     -----------  ------------------------                 -----------
                                                     BALANCE AT   CHARGED TO   CHARGED TO     COLUMN D     BALANCE AT
                                                      BEGINNING    COSTS AND      OTHER     -------------    END OF
COLUMN A--DESCRIPTION                                 OF PERIOD   EXPENSES(1)   ACCOUNTS    DEDUCTIONS(2)    PERIOD
---------------------------------------------------  -----------  -----------  -----------  -------------  -----------
Allowance for doubtful accounts:
  Year Ended December 31, 1994(3)..................   $ 215,000                              $    (7,000)   $ 208,000
  Nine Months Ended September 30, 1995(3)..........   $ 208,000    $ 100,000                                $ 308,000
  Three Months Ended December 31, 1995.............   $ 308,000                              $  (105,000)   $ 203,000
  Year Ended December 31, 1996.....................   $ 203,000    $ 435,000                                $ 638,000

Accrued sales discounts and returns:
  Year Ended December 31, 1994(3)..................   $ 245,000    $ 120,000                                $ 365,000
  Nine Months Ended September 30, 1995(3)..........   $ 365,000                                             $ 365,000
  Three Months Ended December 31, 1995.............   $ 365,000    $  73,000                                $ 438,000
  Year Ended December 31, 1996.....................   $ 438,000    $ 147,000                                $ 585,000

Accrued warranties:
  Year Ended December 31, 1994(3)..................   $ 250,000    $ 477,000                 $  (327,000)   $ 400,000
  Nine Months Ended September 30, 1995(3)..........   $ 400,000    $ 239,000                 $  (239,000)   $ 400,000
  Three Months Ended December 31, 1995.............   $ 400,000    $  98,000                 $   (98,000)   $ 400,000
  Year Ended December 31, 1996.....................   $ 400,000    $ 300,000                 $  (300,000)   $ 400,000

------------------------------

(1) For the allowance for doubtful accounts, represents charges to bad debt expense for the year. For the accrued sales discounts and returns, represents the provision for estimated discounts and returns.

(2) For the allowance for doubtful accounts, represents bad debt charge offs.

(3) Data of the Predecessor Company.

                                 EXHIBIT INDEX


  NUMBER     DESCRIPTION
-----------  -------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement

       3.1   Form of Restated Certificate of Incorporation of the Company

       3.2   Form of Amended and Restated Bylaws of the Company

       4.1   Specimen of Common Stock Certificate

       5.1   Opinion of O'Melveny & Myers LLP

      10.1   Form of Indemnification Agreement between the Company and its directors, executive officers and certain other officers

     10.2*   Form of Employment and Compensation Agreements between the Company and Mr. Goldman, Mr. Schnopp, Mr.
              Roark, Mr. Hage, and Mr. Godfrey

     10.3*   Form of Amendment to Employment and Compensation Agreements

     10.5*   1996 Stock Incentive Plan

      10.6   Amended and Restated 1996 Stock Incentive Plan

      10.7   Form of Management Bonus Plan

      10.8   Credit Agreement among the Company, NationsBank of Texas, N.A., and certain lenders, dated September
              27, 1995

      10.9   First Amendment to Credit Agreement among the Company, NationsBank of Texas, N.A. and certain lenders, dated February 1, 1996

     10.10   Second Amendment to Credit Agreement among the Company, NationsBank of Texas, N.A. and certain lenders, dated September 18, 1996

     10.11   Security Agreement between the Company and NationsBank of Texas, N.A., dated February 1, 1996

     10.12   Form of Pledge Agreement

     10.13   Product and Component Agreement, including the related License Agreement, between the Company and Calex
              Manufacturing Company
              dated April 2, 1996

     10.14   P-E Tax Exemption Grant dated January 4, 1995

     10.15   Third Amendment to Credit Agreement among the Company, NationsBank of Texas, N.A. and certain lenders, dated August 18, 1997

     10.16   Form of Employee Stock Purchase Plan

     10.17   Form of Selection Letter between Company and each executive officer

     10.18   Amendment to Employment and Compensation Agreement dated September 11, 1997

        11   Statement regarding Computation of Pro Forma Per Share Earnings

       21*   List of Subsidiaries

      23.1   Independent Auditors' Consent and Report on Financial Statement Schedule

      23.2   Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)

       24*   Power of Attorney (see page S-1)

     27.1*   Financial Statements Schedule


------------------------


*   Previously filed.